UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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MEDICAL PROPERTIES TRUST, INC.

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Medical Properties Trust 2018 Proxy Statement At the Very Heart of Healthcare

April 30, 2018

Dear Fellow Stockholder:

2017 was a monumental year for Medical Properties Trust. We exceeded our 2017 acquisitions guidance, including the largest single year total acquisitions in our history of approximately $2.3 billion. Our total portfolio includes more than 275 properties with total gross assets approaching $10 billion. We are also the second largest owner of hospital beds in the United States.

We begin 2018 in a very strong financial position, poised for continued accretive growth and able to capitalize on new opportunities as they arise. We remain committed to hospitals that have a unique position in our healthcare system. As the healthcare landscape changes, our hospitals will adapt and change. Hospitals will remain at the very heart of healthcare, and we will be there to support them and the communities in which they operate.

We are providing you this Proxy Statement to enable you to give us your input by voting. We hope that you will attend our 2018 annual meeting of stockholders, to be held on May 24, 2018. Details of the business to be conducted at the meeting are set forth in the accompanying Proxy Statement. In the event that you are unable to attend, however, we urge you to vote by mail, phone, or Internet, as described in the following material.

On August 15, 2017, one of our initial board members, William G. McKenzie passed away suddenly. Gil provided many years of valued guidance to our company. He will be deeply missed by all. We continue to refresh our Board with highly respected individuals with significant healthcare and REIT expertise. This year we had the pleasure of adding Beth Pitman, a distinguished healthcare attorney to our Board. We also continue to grow our management team. In 2018, Rosa Hooper, the leader of our Asset Management and Underwriting Department, was promoted to Vice President and Charles Lambert, Managing Director of Capital Markets was promoted to Treasurer.

As we mark our 15th year as a company, we celebrate our successes and look forward to the next 15 years. Thank you for your continued support of our company.

Best Regards,

Edward K. Aldag, Jr.

Chairman, President and Chief Executive Officer

Proxy Statement and Notice of 2018 Annual Meeting    i

April 30, 2018

Attached you will find a notice of meeting and Proxy Statement that contain further information about these items and the meeting itself, including the different methods you can use to vote your proxy. Also enclosed are your proxy card, our 2017 Form 10-K, and our 2017 Annual Report to stockholders. Only stockholders of record at the close of business on March 20, 2018 are entitled to receive notice of, to attend, and to vote at the meeting and any adjournment thereof.

EVEN IF YOU PLAN TO ATTEND IN PERSON, YOU ARE REQUESTED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE, OR VOTE YOUR PROXY BY TELEPHONE OR INTERNET, AT YOUR EARLIEST CONVENIENCE. This will not prevent you from voting your shares in person if you choose to attend the Annual Meeting.

Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

If any of your shares of common stock are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares of common stock voted.

A list of the stockholders entitled to vote at the meeting will be open to examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting at the principal executive offices of the Company in Birmingham, Alabama.

By Order of the Board of Directors,

Emmett E. McLean

Executive Vice President, Chief Operating Officer,

and Secretary

ii        Medical Properties Trust

Meeting Information Agenda Date and Time: To elect the seven director nominees described in the enclosed Proxy Statement; May 24, 2018 10:30 a.m. Central Time To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending Location: December 31, 2018; City Club Birmingham 1901 6th Avenue North Birmingham, Alabama To hold an advisory vote to approve executive officer compensation; To transact any other business that properly comes before the meeting.

How to Vote

Your vote is important. You may vote your shares if you were a stockholder of record on March 20, 2018. If you are a registered owner you may vote using any of the following methods:

•	By Internet

www.voteproxy.com

•	By Telephone

1-800-PROXIES

(1-800-776-9437)

•	By Mail

Complete, sign, date and return your enclosed proxy card.

•	In Person

At the Annual Meeting

If you own your shares through a bank, broker or other nominee, you should follow the voting instructions provided by your bank, broker or other nominee.

Proxy Statement and Notice of 2018 Annual Meeting    iii

Meeting Information Agenda Date and Time: May 24, 2018 10:30 a.m. Central Time Location: City Club Birmingham 1901 6th Avenue North Birmingham, Alabama To elect the seven director nominees described in the enclosed Proxy Statement; To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018;To hold an advisory vote to approve executive officer compensation; To transact any other business that properly comes before the meeting. How does the Board of Directors recommend that I vote on the proposals? FOR the election of the seven nominees to the Board of Directors; FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018; and FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

2017 Compensation Highlights

20.55% Our 2017 TSR compared to -0.15% SNL US Healthcare REIT Index 5.07% MSC/US REIT Index	0 Our CEO base salary has not increased since 2015

87% of CEO total compensation that is variable	90% of annual cash bonus based upon formulaic metrics

94% of shares voted in favor of our executive compensation in 2017

2017 Performance Highlights

35% growth in gross real estate assets	5% growth in Normalized FFO per share	4 consecutive years of dividend increases

$4.2B capital raised in 2017	$2.3B completed acquisitions in 2017

Corporate Governance Highlights

Board Refreshment

Over the past four years we have had the opportunity to meaningfully refresh our Board replacing four directors. We have sought out a group of diverse leaders with varying skill sets that are critical to overseeing the management of our Company.

Average Board Tenure in Years

9.2 2014	7.1 2018*

Average Age of Board Members

61.7 2014	57.2 2018*

* as of the Annual Meeting

iv        Medical Properties Trust

Committee Refreshment

The addition of the new Board members has led to complete refreshment of our key committees.

	AUDIT	COMPENSATION	ETHICS, NOMINATING AND CORPORATE GOVERNANCE

G. Steven Dawson	○

Elizabeth N. Pitman			*

D. Paul Sparks, Jr.	*	*

Michael G. Stewart		*	*

C. Reynolds Thompson III	*	*	*

*	Represents new member since 2014

Corporate Governance Practices

The following table summarizes certain highlights of our corporate governance policies and practices.

•	Long-term commitment to Board diversity

•	Proxy access bylaw provision

•	Majority voting for uncontested director elections

•	Unclassified Board of Directors which cannot be altered without stockholder approval
•	No shareholder rights plan (poison pill)

•	Active shareholder engagement

•	Lead Independent Director with defined duties

•	Executive sessions of independent Board members

•	Mandatory director retirement age

Proxy Statement and Notice of 2018 Annual Meeting    v

01	Proposal 1: Election of Directors

	02	Director Nominees

	06	Governance Information Regarding Our Board of Directors

11	Proposal 2: Ratification of Independent Registered Public Accounting Firm

	12	Independent Auditor

	13	Audit Committee Report

14	Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation

15	Compensation Discussion and Analysis

26	Executive Compensation

	26	Other Aspects of Our Executive Compensation Program

	28	Compensation Committee Report

	28	Compensation of Executive Officers

	30	Summary Compensation Table

	31	Grants of Plan-Based Awards

	32	Outstanding Equity Awards as of December 31, 2017

	32	Option Exercises and Stock Vested

	33	Potential Payments Upon Termination or Change in Control

	33	Pay Ratio Disclosure

	34	Equity Compensation Plan

	34	Compensation of Directors

	36	Share Ownership of Certain Beneficial Owners

	37	Section 16(a) Beneficial Ownership Reporting Compliance

38	Information About the Meeting

42	Certain Relationships and Related Person Transactions

43	Additional Information

vi        Medical Properties Trust

Our Bylaws provide for the election of all directors at each annual meeting of stockholders. The Board of Directors, at the recommendation of the Ethics, Nominating and Corporate Governance Committee, proposes that the seven nominees listed below, all of whom are currently serving on our Board, be elected to serve as directors until the 2019 annual meeting of stockholders or until his or her successor is duly elected and qualified. The Board of Directors does not know of any reason why any nominee would not be able to serve as a director. However, if any nominee were to become unable to serve as a director, the Board of Directors may designate a substitute nominee, in which case the persons named as proxies will vote for such substitute nominee. Alternatively, the Board of Directors may reduce the number of directors to be elected at the Annual Meeting.

Board of Directors’ Recommendation The Board of Directors recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018.

Proxy Statement and Notice of 2018 Annual Meeting    1

Director Nominees

Edward K. Aldag, Jr. Chief Executive Officer and President (since 2003) Chairman of the Board of Directors (since 2004) Age 54 Director since 2004 Committees: Investment

The Board believes that Mr. Aldag’s position as the founder of our Company and his extensive experience in the healthcare and REIT industries make him highly qualified to serve as Chairman of our Board of Directors.

Mr. Aldag served as Vice Chairman of our Board of Directors from August 2003 until March 2004 and as our Secretary from August 2003 until March 2005. Prior to that, Mr. Aldag served as an executive officer and director with our predecessor from its inception in August 2002 until August 2003. From 1986 to 2001, Mr. Aldag managed two private real estate companies, Guilford Capital Corporation and Guilford Medical Properties, Inc. Mr. Aldag served as President and as member of the board of directors of Guilford Medical Properties, Inc. Mr. Aldag was the President of Guilford Capital Corporation from 1998 to 2001, served as Executive Vice President and Chief Operating Officer from 1990 to 1998, and was a member of the board of directors from 1990 to 2001. Mr. Aldag serves on the board of Children’s of Alabama, one of the nation’s leading hospitals for children and as a director and a member of the investment committee of the Alabama Children’s Hospital Foundation. He also serves on the board of Mitchell’s Place, benefitting children with autism, and as a member of the executive committee of the Birmingham Business Alliance. In 2017, Mr. Aldag was selected as a member of the national advisory board of governors for NAREIT, the National Association of Real Estate Investment Trusts. Mr. Aldag received his B.S. in Commerce & Business from the University of Alabama with a major in corporate finance.

G. Steven Dawson Age 60 Director since 2004 Committees: Audit (Chair) Investment

The Board believes that Mr. Dawson’s substantial experience as a board member and committee chairman at other public REITs, along with his strong skills in corporate finance, strategic planning, and public company oversight, make him a valued advisor and highly qualified to serve as a member of our Board of Directors and as Chairman of our Audit Committee.

Since 2003, Mr. Dawson has primarily been a private investor in real estate, energy and financial services companies in the U.S. and Canada, and has served on the boards of numerous public and private REITs and financial services companies. During portions of 2011 - 2013 he served as President, Chief Executive Officer and Trustee of a privately held U.S./Canadian firm that owned and operated manufactured housing assets located in the U.S. From July 1990 to September 2003, he served as Chief Financial Officer and Senior Vice President – Finance of Camden Property Trust (and its predecessors) (NYSE: CPT), a REIT specializing in apartment communities based in Houston, Texas. Mr. Dawson currently serves on the board of directors and as the nominating and corporate governance committee chairman as well as a member of the audit and compensation committees for Cohen & Co. (NYSE American: COHN), an investment firm specializing in credit-related fixed income investments in the U.S. and Europe. Mr. Dawson also serves on the board of directors and as audit committee chairman of American Campus Communities (NYSE: ACC), a developer, owner and manager of student housing communities in the U.S. Mr. Dawson holds a degree in business from Texas A&M University and is a member of the Real Estate Roundtable at the Mays Graduate School of Business at Texas A&M University.

2        Medical Properties Trust

R. Steven Hamner Executive Vice President and Chief Financial Officer (since 2003) Age 61 Director since 2005 Committees: Investment

The Board believes that Mr. Hamner’s position as a co-founder of our Company and his extensive experience in the real estate and healthcare industries and in the corporate finance sector make him highly qualified to serve as a member of our Board of Directors.

In August and September 2003, Mr. Hamner served as our Executive Vice President and Chief Accounting Officer. From October 2001 through March 2004, he was the Managing Director of Transaction Analysis LLC, a company that provided interim and project-oriented accounting and consulting services to commercial real estate owners and their advisors. From June 1998 to September 2001, he was Vice President and Chief Financial Officer of United Investors Realty Trust, a publicly traded REIT. For the ten years prior to becoming an officer of United Investors Realty Trust, he was employed by the accounting and consulting firm of Ernst & Young LLP and its predecessors. Mr. Hamner received a B.S. in Accounting from Louisiana State University.

Elizabeth N. Pitman Age 54 Director since 2018 Committees: Ethics, Nominating and Corporate Governance

The Board believes that Ms. Pitman’s experience as a healthcare lawyer, and her experience providing counsel to publicly traded and privately owned hospitals and healthcare systems makes her highly qualified to serve as a member of our Board of Directors.

Ms. Pitman has been an attorney with Waller, Landen, Dortch & Davis, LLP, a leading provider of legal services to the healthcare industry, since 2014. From July 2013 to December 2013, she worked as corporate counsel for Vitera Healthcare Solutions, LLC, and prior to that from October 2008 to July 2013, she served as general counsel at Success EHS, Inc., both providers of electronic health records and revenue cycle management solutions. Ms. Pitman has provided counsel to companies, hospitals and healthcare systems, surgery centers, physicians groups and healthcare information technology companies on a variety of matters, including healthcare privacy, data and cyber security compliance as well as technology licensing. Ms. Pitman earned a BS in accounting from the University of Alabama and her JD from the University of Alabama School of Law. She also is certified in Healthcare Privacy Compliance (CHPC).

Proxy Statement and Notice of 2018 Annual Meeting    3

D. Paul Sparks, Jr. Age 55 Director since 2014 Committees: Audit Compensation (Chair) Investment

The Board believes that Mr. Sparks’ substantial experience in executive positions and his ability to guide companies through periods of growth and development make him a valued advisor and qualified to serve as Chairman of the Compensation Committee and as a member of our Board of Directors.

Mr. Sparks retired in January 2016 after a 32-year career in the energy industry. He was Senior Vice President Resource Development for Energen Resources Corporation (NYSE: EGN) and served in various capacities with Energen since 1989, including Senior Vice President of Operations from 2006 until 2012. Mr. Sparks worked with Amoco Corporation, a global chemical and oil company, in Texas and Louisiana prior to joining Energen. Prior to his retirement, Mr. Sparks helped Energen grow from a small regulated utility to a top 20 U.S. independent oil and gas exploration and production company. In his pre-retirement role, he was responsible for the forward-looking strategy and implementation of valuing and developing the assets of Energen Resources Corporation. Mr. Sparks has been active in a number of organizations: he is the former chairman of the New Mexico Oil and Gas Association, past advisor to the Gas Research Institute, a board member of the Independent Petroleum Association of America and past officer of the Society of Petroleum Engineers. He has authored a number of peer-reviewed publications and holds a patent in oil and gas technology. Mr. Sparks is a member of the Sunrise Rotary and the Downtown Exchange Club. He is a graduate of Mississippi State University with a degree in Petroleum Engineering. He is also a Bagley College of Engineering Distinguished Fellow.

Michael G. Stewart Age 62 Director since 2016 Lead Independent Director Committees: Compensation Ethics, Nominating and Corporate Governance

The Board believes that Mr. Stewart’s legal background and extensive knowledge of healthcare, legal and corporate governance and addressing various healthcare issues, make him a valued advisor and highly qualified to serve as a member of our Board of Directors.

Mr. Stewart is presently a private investor. He served as Executive Vice President, General Counsel and Secretary of the Company from 2005 - 2010. Mr. Stewart formerly worked with law firms Berkowitz, Lefkovits, Isom & Kushner (now Baker Donelson) and Constangy, Brooks & Smith, having a law practice that encompassed corporate, healthcare, litigation, employment and labor. Mr. Stewart also served as Vice President and General Counsel of Complete Health Services, Inc. (later, United Healthcare of the South). Throughout his professional career, he has provided private consulting services to physician groups and other healthcare providers. Additionally, Mr. Stewart is the author of four novels that have been published by G.P. Putnam’s Sons and Random House. He is a graduate of Auburn University with a Bachelor of Science degree in Business Administration with an emphasis in Information Systems and received his Juris Doctorate degree from the Cumberland School of Law at Samford University.

4        Medical Properties Trust

C. Reynolds Thompson, III Age 55 Director since 2016 Committees: Audit Compensation Ethics, Nominating and Corporate Governance (Chair)

The Board believes that Mr. Thompson’s significant executive experience and deep understanding of all aspects of real estate investment trusts make him a valued advisor and well qualified to serve as a member of our Board of Directors.

Mr. Thompson has served as Chairman and Chief Investment Officer of Select Strategies Realty of Cincinnati, a privately held real estate investment company that specializes in the development, acquisition, management and leasing of retail and mixed-use real estate in the Midwestern and Southeastern U.S. since 2014. Select has sponsored retail investments totaling in excess of $100 million and provided management and leasing services for over four million retail square feet. Founded in 2005, the firm has 10 offices along with its Cincinnati headquarters. The company manages and leases retail assets in nine states as well as office and multifamily assets in Ohio and Kentucky. Prior to joining Select, Mr. Thompson was President and Chief Financial Officer (1997 - 2013) of Colonial Properties Trust, a $4 billion publicly traded REIT with a portfolio of multifamily, office, retail and mixed-use assets. During a 16-year career with Colonial, he also served as CEO, COO and CIO. He has extensive public company management, operating and investment experience having raised $950 million in equity, $2.5 billion in debt and completed acquisitions totaling $3 billion. Mr. Thompson worked in acquisitions and due diligence for Carr America Realty Corporation, a then publicly traded REIT. Mr. Thompson began his career as a commercial lending officer at SunTrust Bank. Mr. Thompson holds a Bachelor of Science degree with Special Attainments in Commerce from Washington and Lee University. Mr. Thompson is a member of the Board of Visitors of the Culverhouse College of Business at the University of Alabama. He previously served on the Board of Governors of the National Association of Real Estate Investment Trusts, and the Board of Directors of the Birmingham Business Alliance and United Way of Central Alabama.

Proxy Statement and Notice of 2018 Annual Meeting    5

Governance Information Regarding Our Board of Directors

Annual Election of Directors

Our Board members stand for election each year. They serve until the next annual meeting or until their respective successors are elected and qualified, subject to their prior, resignation, retirement, death, disqualification, or removal from office. We do not have a classified board and our charter bars us, absent the approval of our stockholders, from adopting the Maryland Unsolicited Takeover Act, which, among other things, permits the board of directors of a Maryland corporation to classify itself without a stockholder vote. We maintain a majority vote standard and director resignation policy for uncontested director elections.

Independent Directors

A majority of our Board and each of our audit, compensation and nominating committees is comprised of directors who qualify as independent as defined by the New York Stock Exchange (the “NYSE”). Each year we affirmatively determine that each director deemed independent by the NYSE’s definition has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The Board of Directors has determined that five of the director nominees—G. Steven Dawson, Elizabeth N. Pitman, D. Paul Sparks, Jr., Michael G. Stewart and C. Reynolds Thompson, III—have no relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of our Board, and that they otherwise qualify as “independent” under the NYSE’s listing standards.

Independent Board Leadership

Two of Medical Properties Trust’s founders serve as members of the Board of Directors. Studies regularly show that founder-led companies outperform their peers[i]. We are therefore fortunate not to have to rely exclusively on governance mechanisms to ensure that our Board exercises robust, effective, and independent leadership.

We preserve the benefits that founder-led companies enjoy by maintaining our founder, Mr. Aldag, as Chairman and Chief Executive Officer. That dynamic is of particular importance in a founder-led company like ours, though we regularly review this structure and its alternatives.

We supplement our Board’s independence with a Lead Independent Director, currently Mr. Stewart, to whom the Board has given substantial powers and authorities. Our Lead Independent Director presides at all meetings of the Board at which the Chairman is not present and at all executive sessions of the independent directors. He serves as principal liaison between the Chairman and the independent directors, advising the Chairman on the quality, quantity and timeliness of the information presented to the Board. He advises the Chairman on the agendas for Board meetings and calls meetings of the independent directors if deemed necessary or appropriate. The Lead Independent Director also oversees the annual self-evaluation of the Board. The Board can also, at its discretion, add to the Lead Independent Director’s responsibilities.

We believe there are risks in relying exclusively on independent board chairs or lead independent directors for board independence. We therefore value—and have—strong independent committee chairs on our Board. We also believe that our founder-led culture enables robust and honest interactions from all of our Board members, each of whom brings important and diverse skill sets to their jobs. Finally, the Board completes an annual board self-evaluation process that is instituted by our Lead Independent Director and presented to the full Board.

[i] See, Chris Zook, “Founder-Led Companies Outperform the Rest—Here’s Why” in Harvard Business Review, March 24, 2016.

6        Medical Properties Trust

Risk Oversight

Our Board of Directors plays a central role in overseeing and evaluating risk. While it is management’s responsibility to identify and manage our exposure to risk on a day-to-day basis, the Board routinely discusses these risks with management and actively oversees our risk-management procedures and protocols. The Board regularly receives reports from senior management on areas of material risk to the Company, including operational, financial, legal, regulatory and strategic risks. In addition, each of the Audit Committee, the Compensation Committee and the Ethics, Nominating and Corporate Governance Committee exercise oversight and provides guidance relating to the particular risks within the purview of each committee, as well as making periodic reports to the full Board. Our Board of Directors also oversees risk by means of the required approval by our Board of significant transactions and other decisions, including material acquisitions or dispositions of property, material capital markets transactions, significant capital improvement projects and important employment-related decisions.

Board Committees and Meetings

Our Board of Directors and our Board’s four standing committees hold regular meetings. In 2017, the Board of Directors met five times; the Audit Committee met five times; the Ethics, Nominating and Corporate Governance Committee met one time; the Compensation Committee met four times; and the Investment Committee did not meet as all acquisitions were approved by the full Board. In 2017, all directors attended at least 75% of the total number of meetings of the Board and the committees on which he or she served.

The Board of Directors regularly meets in executive session without any non-independent directors present. Mr. Stewart has been designated as the Lead Independent Director and in that capacity presides at these executive sessions. Mr. Stewart may be contacted directly by stockholders at mstewart@mpt.net. The directors of the Company are encouraged to attend our annual meeting of stockholders absent cause. All directors of the Company holding their position at the time of the meeting attended our 2017 annual meeting of stockholders.

Committees of the Board of Directors

The Board of Directors delegates certain of its functions to its standing committees.

Audit Committee

G. Steven Dawson Chairman D. Paul Sparks, Jr. C. Reynolds Thompson, III

The Board of Directors has determined that each member of the Audit Committee is financially literate and satisfies the additional NYSE independence requirements for audit committee members, and that Mr. Dawson and Mr. Thompson each qualifies as an “audit committee financial expert” under current Securities and Exchange Commission (“SEC”) regulations. The Board of Directors has also determined that service by Mr. Dawson and Mr. Thompson on other public companies’ audit committees has not impaired their abilities to effectively serve on our Audit Committee.

The Audit Committee oversees (i) our accounting and financial reporting processes, (ii) the integrity and audits of our financial statements, (iii) our compliance with legal and regulatory requirements, (iv) the qualifications and independence of our independent auditors, and (v) the performance of our internal and independent auditors. The specific functions and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of which is posted on our website at www.medicalpropertiestrust.com. The information on our website is not part of this Proxy Statement. The report of the Audit Committee appears on page 13 of this Proxy Statement.

Proxy Statement and Notice of 2018 Annual Meeting    7

Compensation Committee

D. Paul Sparks, Jr. Chairman Michael G. Stewart C. Reynolds Thompson, III

Pursuant to the NYSE listing standards, in determining the independence of the directors serving on the Compensation Committee, our Board of Directors considered all factors specifically relevant to determining whether a director has a relationship to us which is material to that director’s ability to be independent from our management in connection with the duties of a Compensation Committee member, including, but not limited to, such director’s source of compensation and whether such director is affiliated with us, one of our subsidiaries, or an affiliate of one of our subsidiaries. Based on these factors, the Board determined that all of the Compensation Committee members are independent.

The principal functions of the Compensation Committee are to evaluate the performance of our executive officers, review and approve the compensation for our executive officers, and review, administer and make recommendations to the full Board of Directors regarding our incentive compensation plans and equity-based plans. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and approves the Chief Executive Officer’s compensation. The Compensation Committee makes all compensation decisions with respect to the Chief Executive Officer and all other executive officers. The Chief Executive Officer is frequently asked to provide the Compensation Committee with the information it needs to perform these functions as well as to provide input and insights regarding each executive officer’s performance other than his own. The specific functions and responsibilities of the Compensation Committee are set forth in more detail in the Compensation Committee’s Charter, a copy of which is posted on our website at www.medicalpropertiestrust.com. The report of the Compensation Committee appears on page 28 of this Proxy Statement.

In 2017, the Compensation Committee engaged Gressle & McGinley, a nationally recognized compensation consultant. Gressle & McGinley assisted the Compensation Committee in determining the amount and form of executive compensation. The Compensation Committee also considered information presented by Gressle & McGinley when reviewing the appropriate types and levels for the Company’s non-employee director compensation program. Information concerning the nature and scope of Gressle & McGinley’s assignments and related disclosure is included in “Compensation Discussion and Analysis” beginning on page 15 of this Proxy Statement. The Compensation Committee has assessed the independence of Gressle & McGinley, as required under the NYSE listing rules. The Compensation Committee has also considered and assessed all relevant factors including, but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that could give rise to a potential conflict of interest. Based on this review, the Compensation Committee has determined that Gressle & McGinley is independent and that their work has not raised any conflicts of interest.

8        Medical Properties Trust

Ethics, Nominating and Corporate Governance Committee

C. Reynolds Thompson, III Chairman Elizabeth N. Pitman Michael G. Stewart

The Ethics, Nominating and Corporate Governance Committee is responsible for, among other things, recommending the nomination of qualified individuals to become directors to the full Board of Directors; recommending the composition of the Board’s committees to the full Board of Directors; periodically reviewing the performance and effectiveness of the Board of Directors as a body; and periodically reviewing our corporate governance guidelines and policies. The specific functions and duties of the Committee are set forth in its charter, a copy of which is posted on our website at www.medicalpropertiestrust.com.

The Ethics, Nominating and Corporate Governance Committee will consider all potential candidates for nomination for election as directors who are recommended by the Company’s stockholders, directors, officers, or employees. All director recommendations must be made during the time periods provided and must provide the information required by Article II, Section 2.03 of the Company’s Second Amended and Restated Bylaws. All director recommendations should be sent to the Ethics, Nominating and Corporate Governance Committee, c/o Secretary, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. The Committee will screen all potential director candidates in the same manner, regardless of the source of their recommendation. The Committee’s review will typically be based on the written materials provided with respect to a potential director candidate. The Committee will evaluate and determine whether a potential candidate meets the Company’s minimum qualifications and requirements, whether the candidate has the specific qualities and skills for directors, and whether requesting additional information or an interview is appropriate. While the Committee considers different perspectives and skill sets when evaluating potential director candidates, the Committee has not established a formal policy regarding diversity in identifying candidates. The Committee nevertheless regularly reviews the composition of the Board as part of the annual self-evaluation process and seeks nominees who, taken as a whole, possess the experience and skills necessary for the effective functioning of the Board.

The Board of Directors has adopted the following minimum qualifications and specific qualities and skills for the Company’s directors, which will serve as the basis upon which potential director candidates are evaluated by the Ethics, Nominating and Corporate Governance Committee:

•  directors should possess the highest personal and professional ethics, integrity, and values;

•  directors should have, or demonstrate an ability and willingness to acquire in short order, a clear understanding of the fundamental aspects of the Company’s business;

•  directors should be committed to representing the long-term interests of our stockholders;

•  directors should be willing to devote sufficient time to carry out their duties and responsibilities effectively and should be committed to serving on the Board of Directors for an extended period of time; and

•  directors should not serve on more than three boards of public companies in addition to our Board of Directors.

The Ethics, Nominating and Corporate Governance Committee also takes into consideration the diversity of its Board, including breadth of experience and the ability to bring new and different perspectives to the Board.

The Ethics, Nominating and Corporate Governance Committee recommended the nomination of all seven of the incumbent directors for re-election to the Board of Directors. The entire Board of Directors approved such recommendation.

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Investment Committee

Edward K. Aldag, Jr. Chairman G. Steven Dawson R. Steven Hamner D. Paul Sparks, Jr.	The Investment Committee has the authority to, among other things, consider and take action with respect to all acquisitions, dispositions, developments, and leasing of healthcare facilities in which our aggregate investment is between $10 million and $50 million.

Governance, Ethics, and Stockholder Communications

Corporate Governance Guidelines. In furtherance of its goal of providing effective governance of the Company’s business and affairs for the long-term benefit of its stockholders, the Board of Directors has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are posted on our website at www.medicalpropertiestrust.com.

Code of Ethics and Business Conduct. The Company has adopted a Code of Ethics and Business Conduct, as approved by the Board of Directors, which applies to all directors, officers, employees, and agents of the Company and its subsidiaries. The Code of Ethics and Business Conduct is posted on our website at www.medicalpropertiestrust.com. We audit compliance with our Code of Ethics and Business Conduct Policy with each officer, director, and employee with a questionnaire that is required to be completed annually.

Proxy Access Bylaw Provisions. In 2017, we amended our by-laws to provide for “proxy access” for our stockholders. The proxy access provision permits a stockholder (or a group of up to 20 stockholders) that has owned at least 3% of our outstanding common stock for at least three years to nominate, and include in our proxy materials, up to the greater of two directors or 20% of the directors then in office; provided that the stockholders and the nominees satisfy the requirements specified in our by-laws.

Stockholder and Interested Party Communications with the Board. Stockholders and all interested parties may communicate with the Board of Directors or any individual director regarding any matter that is within the responsibilities of the Board of Directors. Stockholders and interested parties should send their communications to the Board of Directors, or an individual director, c/o Secretary, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. The Secretary will review the correspondence and forward any communication to the Board of Directors, or the individual director, if the Secretary determines that the communication deals with the functions of the Board of Directors or requires the attention of the Board of Directors or the individual director. The Secretary will maintain a log of all communications received from stockholders.

We will provide, free of charge, hard copies of our Annual Report to Stockholders, our Form 10-K, our quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Also available, free of charge, are hard copies of our Corporate Governance Guidelines, the charters of our Ethics, Nominating and Corporate Governance Committee, our Audit Committee, and our Compensation Committee, and our Code of Ethics and Business Conduct. All of these documents are also available on our website at www.medicalpropertiestrust.com.

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The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit our financial statements for the year ending December 31, 2018. PricewaterhouseCoopers LLP served as our independent registered public accounting firm during the year that ended December 31, 2017.

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Board of Directors’ Recommendation The Board of Directors recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018.

Independent Auditor

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP (“PwC”) as the independent auditor to perform the audit of our consolidated financial statements for the year ending December 31, 2018. PwC, an independent registered public accounting firm, also performed the audit of our consolidated financial statements for 2017 and 2016. The Board of Directors has approved the appointment of PwC as the Company’s independent registered public accounting firm for 2018 based on the recommendation of the Audit Committee.

Representatives of PwC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from our stockholders.

The Audit Committee is directly responsible for the appointment, compensation, and oversight of our independent auditor. In addition to retaining the independent auditor to audit our consolidated financial statements, the Audit Committee may retain the independent auditor to provide other auditing services. The Audit Committee understands the need for our independent auditor to maintain objectivity and independence in its audits of our financial statements.

To help ensure the independence of the independent auditor, the Audit Committee has adopted a policy that all audit and non-audit services to be performed by its independent auditor must be approved in advance by the Audit Committee. The Audit Committee approved all services provided to us by PwC during the 2017 and 2016 calendar years.

The table below sets forth the aggregate fees billed by PwC for audit and non-audit services:

Fees	2017	2016

Audit Fees	$1,073,000	$990,686

Audit-Related Fees	-	-

Tax Fees	-	21,499

All Other Fees	-	-

Total	$1,073,000	$1,012,185

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of a company’s financial statements included in the annual report on Form 10-K, for the review of a company’s financial statements included in the quarterly reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements; “tax fees” are fees for tax compliance, tax advice, and tax planning; and “all other fees” are fees for any services not included in the first three categories.

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Audit Committee Report

The Audit Committee is composed of three independent directors and operates under a written charter adopted by the Board of Directors, a copy of which is available on our website. The Board of Directors has determined that each committee member is independent within the meaning of the NYSE listing standards.

Management is responsible for the Company’s accounting and financial reporting processes, including its internal control over financial reporting, and for preparing the Company’s consolidated financial statements. PwC, the Company’s independent auditor, is responsible for performing an audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for expressing an opinion as to whether the Company’s consolidated financial statements are fairly presented in all material respects in conformity with generally accepted accounting principles in the United States of America (“GAAP”). In this context, the responsibility of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s consolidated financial statements.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and PwC the Company’s audited consolidated financial statements as of and for the year ended December 31, 2017. Management and PwC represented to the Audit Committee that the Company’s audited consolidated financial statements as of and for the year ended December 31, 2017, were prepared in accordance with GAAP. The Audit Committee also discussed with PwC the matters required to be discussed by the Statement of Auditing Standards No. 1301, as amended (“AS No. 1301”), as adopted by the PCAOB. AS No. 1301 sets forth requirements pertaining to the independent auditor’s communications with the Audit Committee regarding the conduct of the audit.

The Audit Committee received the written disclosures and the letter from PwC required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence (“Rule 3526”). Rule 3526 requires the independent auditor to provide written and oral communications prior to accepting an initial engagement conducted pursuant to the standards of the PCAOB and at least annually thereafter regarding all relationships between the auditor and the Company that, in the auditor’s professional judgment, may reasonably be thought to bear on independence, and to confirm that they are independent of the Company within the meaning of the securities acts administered by the SEC. The Audit Committee discussed with PwC any relationships that may impact their objectivity and independence and satisfied itself as to the firm’s independence.

The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and, as such, rely without independent verification on the information provided to them and on the representations made by management and PwC. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting processes or appropriate internal controls and procedures designed to assure compliance with the accounting standards and applicable laws and regulations. Furthermore, the reviews and discussions of the Audit Committee referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the Company’s audited consolidated financial statements are presented in accordance with GAAP, or that PwC is, in fact, independent.

Based on the Audit Committee’s review and the discussions described above, and subject to the limitations on its role and responsibilities described above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the year ended December 31, 2017, be included in the Company’s 2017 Annual Report on Form 10-K for filing with the SEC.

The foregoing report is provided by the undersigned members of the Audit Committee of the Board of Directors.

G. Steven Dawson (Chairman)	D. Paul Sparks, Jr.	C. Reynolds Thompson, III

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The Company asks that you indicate your support for our named executive officer compensation as described in the Compensation Discussion and Analysis (“CD&A”) and the accompanying tables and related disclosures beginning on the next page of this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, is required pursuant to Section 14A of the Exchange Act. While the say-on-pay vote is advisory and therefore non-binding on the Company, the Board of Directors or the Compensation Committee, it gives our stockholders the opportunity to express their views on our named executive officers’ compensation. Our Board of Directors and Compensation Committee members take seriously and act upon these views. This vote is not intended to address any specific item of compensation but rather the overall compensation of our executive officers and the policies and practices described in this Proxy Statement. We conduct an annual, non-binding say-on-pay vote consistent with the recommendation of a majority of our stockholders expressed by vote at our 2017 Annual Meeting of Stockholders.

The Board of Directors and the Compensation Committee will review the voting results of this advisory say-on-pay vote and take them into consideration when structuring future executive compensation arrangements. The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the 2018 Annual Meeting of Stockholders and entitled to vote on the proposal will be required for approval.

As we describe in further detail in the CD&A, we believe that the experience, abilities and commitment of our executive officers are unique in the business of investing in hospital real estate, and are therefore critical to the long-term achievement of our investment goals. Accordingly, the primary objectives of our executive compensation program are to retain our key leaders, attract future leaders and align our executives’ long-term interest with the interests of our stockholders. The Board of Directors encourages you to carefully review the information regarding our executive compensation program contained in this Proxy Statement.

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Board of Directors’ Recommendation The Board of Directors recommends that you vote FOR the following resolution: “Resolved, that the stockholders advise that they APPROVE the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related material.”

Executive Summary

Highlights/Key Takeaways

20.55% Our 2017 TSR compared to -0.15% SNL US Healthcare REIT Index 5.07% MSC/US REIT Index	0 Our CEO base salary has not increased since 2015

87% of CEO total compensation that is variable	90% of annual cash bonus based upon formulaic metrics

94% of shares voted in favor of our executive compensation in 2017

Our Compensation Policies Follow Stockholder Guidance

Strong approval of our recent say-on-pay votes. Approximately 94% of the of shares present and entitled to vote at our 2017 annual meeting were cast in favor of the 2017 say-on-pay proposal, and 96% voted in favor of the proposal in 2016. In 2018, we met with stockholders in person or by telephone representing approximately 43% of our outstanding common stock to receive their feedback. All of these meetings included the Chair of the Compensation Committee, and our CEO was not in attendance. Additionally, our officers met in person with more than 330 investors at 19 conferences and road shows since the beginning of 2017. We continue to proactively monitor and review our compensation program in an effort to ensure that it reflects best practices, takes into account the views of our stockholders and ties the majority of pay to performance.

Our Pay for Performance Plan Continues to Evolve

We believe that our current executive compensation program represents a balanced, strategically-aligned structure, appropriately focused on pay-for-performance as demonstrated by the following:

•	NEO Pay Stability. As reported in the Summary Compensation Table below, our CEO’s base salary has not increased since 2015. Additionally, the total cash compensation of our named executive officers (“NEOs”) also remained flat even though we delivered extraordinary year over year performance.

•	Compensation Program Design. We continue to proactively monitor and review our compensation program in an effort to ensure that it reflects best practices, takes into account the views of our stockholders and ties significant components of pay to performance. Our stockholder outreach efforts are indicative of our proactive approach.

•	Equity Compensation linked predominantly to performance. In 2017, 100% of the long-term incentive equity granted to the NEOs was earned based on achievement of pre-determined performance metrics of relative TSR, return on equity (“ROE”) and reduction of general and administrative expense (“G&A”) as a percentage of revenue.

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•	Significant variable pay linked to performance for our CEO. For 2017, approximately 87.3% of our CEO’s total direct compensation (excluding perquisites) was variable pay subject to the achievement of meaningful Company and individual performance goals. Of total direct compensation, approximately 61.9% of our CEO’s 2017 compensation reflected at-risk compensation earned based on the achievement of one-year operational goals, one-year relative TSR goals and three-to-five year absolute TSR goals (see “CEO Pay Mix” below for a detailed breakdown of CEO 2017 compensation elements).

•	Use of formulaic cash bonus program. 90% of each NEO’s annual cash bonus is tied to rigorous and objectively measured performance goals. The Board established rigorous targets early in 2017 that were based on the 2017 business plan that it had adopted as disclosed publicly. This plan called for meeting targets for normalized funds from operations (“FFO”) per share, debt to EBITDA ratio, acquisitions consummated and the level of facility concentration.

2017 Financial and Operational Successes:

35% growth in gross real estate assets	5% growth in Normalized FFO per share	4 consecutive years of dividend increases

$4.2B capital raised in 2017	$2.3B completed acquisitions in 2017

Compensation Improvements We Have Made in the Last Several Years in Response to Stockholder Feedback:

Cash Compensation:

•	Reduced the maximum multiple of base salary that the CEO is eligible to earn as annual cash incentive.

•	Streamlined the number of objective annual cash incentive measures, and designed each to be objectively measureable and rigorous.

•	Preserved the rigor of the performance measures for annual cash incentives and improved the description of each measure’s rationale and benefit to stockholders.

•	Reduced the discretionary portion of annual cash incentives from 35% to 10%.

Equity:

•	Set performanced-based metrics for equity grants.

•	Restructured the performance-based equity to balance a short-term operational focus with long-term TSR performance, predicated on the assumption that short-term operational success is key in driving long-term stockholder value.
•	In 2017, granted three separate long-term equity awards. One award was tied directly to one-year operational performance through measurement of G&A as a percentage of revenue and ROE, with two years of additional time-based vesting. Another equity award was tied to one-year relative TSR performance versus the SNL US Healthcare REIT index, with two years of additional time-based vesting. The final equity grant was a one-time absolute TSR award which will be measured over a five-year period, ending in 2021.

•	Adopted a forward-looking long-term incentive methodology so that all equity grants awarded in the beginning of each calendar year are for that calendar year. This was an important distinction as there was a perceived disconnect between our long-term performance-based awards and our time-based awards granted in close proximity to each other.

•	Eliminated the two-year carry forward provisions on the annual performance-based restricted stock awards granted.

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Governance:

The Board of Directors has adopted policies that:

•	Prohibit the pledging of our stock by NEOs, directors and employees.

•	Prohibit hedging activities by our NEOs, directors and employees.

•	Implemented a clawback policy that applies to cash and equity compensation.

•	Established executive stock ownership guidelines, including a minimum of 6 times base salary for the CEO.
•	Refined the peer group identification methodologies to result in peer companies closer in size and operating characteristics to those of the Company.

•	Maintained provisions in the compensation program that preclude post-retirement benefits, significant perquisites and executive retirement plans.

•	Committed to no future employment agreements with multi-year evergreen, single trigger change in control and excise tax gross-up provisions. There have been no such provisions included in any company contracts since 2003.

2017 Chief Executive Officer Pay Mix—Total Direct Compensation

Pay mix is based on total direct compensation, which includes base salary, annual cash incentive (paid in 2018 for 2017 performance), grant date fair value of one-year operational metric (G&A as a percentage of revenue and ROE) awards, one-year relative TSR awards and five-year absolute TSR awards, all granted in 2017 for 2017, based upon the value as calculated by an independent appraiser (as disclosed in the Grant of Plan Based Awards Table).

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Compensation Philosophy, Design and Process

Virtually every company says it uses pay to drive and reward performance. We do as well. But doing this for a public company in a broad, ever-changing sector whose shares are held by individuals and institutions with diverse time horizons and risk tolerances, requires us to balance many considerations.

•	We place significant value on tying compensation to stockholders’ long-term returns. However, because we can neither wait for the long-term to arrive before compensating our people, nor incentivize a risky swing-for-the-fences strategy, we value stable base salaries that also play recruiting and retention roles.

•	We value the clarity of formulas that tie compensation to stockholder returns in the long term. However, because stockholder returns are affected by factors beyond management’s control, we also use pay elements tied to individual and business achievements. In 2017, our annual cash and long-term equity-based awards helped play this role.

•	We understand that our stockholders value equity-based compensation to align our executives’ interests with those of our stockholders.

•	Finally, we balance an interest in compensating success only after a project is completed or a strategy is implemented with a need to deter over-focusing on shorter-term projects and strategies with shorter-term payouts.

WHAT WE DO

✓	DO align pay and performance by linking executive compensation to the achievement of rigorous pre-established performance metrics.

✓	DO maintain a mixture of short, medium and long-term incentive measures.

✓	DO base equity compensation on performance-based measures.

✓	DO use rigorous and objective Company performance metrics to determine 90% of annual cash incentives.

✓	DO require significant share ownership for executives, including 6x base salary ownership for the CEO and 4x base salary ownership for the other NEOs.

✓	DO have a clawback policy that allows the Board to recover cash and equity incentive compensation in the event of a financial restatement.

✓	DO provide caps on awards for NEOs under our short-term and long-term incentive plans.

✓	DO allow the Compensation Committee to engage an independent compensation consultant to advise on executive compensation matters.

WHAT WE DO NOT DO

X	DO NOT permit hedging of shares by the NEOs or Board members.

X	DO NOT permit NEOs or Board members to pledge shares as equity.

X	DO NOT base incentive compensation on a single performance metric.

X	DO NOT permit the repricing of any stock options, if ever granted.

X	DO NOT provide executive officers with pensions or other retirement benefits other than a 401(k) plan.

X	DO NOT provide post-retirement benefits, significant perquisites or executive retirement plans.

X	DO NOT since 2003, enter into employment agreements with multi-year evergreen, single-trigger change in control or excise tax gross-up.

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Elements of Pay

Base Pay

Historically, the Compensation Committee reviews base salaries annually but approves increases only triennially. Consistent with this, we increased NEO base salaries in 2012 and then not again until 2015. Base salaries were increased in 2015 to be more in line with our peer group, and at the same time we reduced the maximum cash bonus multiple for our CEO. None of our NEOs have received a base salary increase since 2015. Base salary on average accounts for approximately 13% of NEO total target compensation.

Our approach to base pay is to provide a fixed amount to promote recruitment and retention, and reflect individual experience, performance, internal pay equity and peer-group comparisons. The following chart sets forth 2017 base salaries for our NEOs.

Named Executive Officer	2017 Base Salary

Edward K. Aldag, Jr.	$950,000

R. Steven Hamner	$575,000

Emmett E. McLean	$525,000

Annual Cash Bonus Plan

In 2017, all executive officers were eligible for an annual cash incentive bonus subject to the achievement of specified pre-determined performance goals.

Each NEO has a set Threshold, Target and Maximum annual cash incentive bonus, each expressed as a percentage of base salary. The CEO’s maximum bonus percentage is 200% of base salary and the maximum annual cash incentive bonus for each of our other NEOs is 150% of base salary.

The Compensation Committee develops targets for the Annual Cash Bonus Plan to incentivize management to execute near-term transactions and strategies that are expected to result in long-term achievement of profitable growth and balance sheet strength. The Compensation Committee uses stringent measures to set each target, generally based upon our publicly disclosed guidance. For example, to simply reach the target level of bonus in 2017, our NEOs were required to grow Normalized FFO per share by 4.7% and increase investments in hospital real estate by 12% over the level of investment in 2016. In fact, however, we increased our hospital real estate investments by approximately 35% driving extraordinary results for our stockholders and maximum achievement of each of our pre-determined components.

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The following table sets forth the components for the Annual Cash Bonus Plan for 2017, the weighting of each such component, and 2017 results.

Performance Metric	Weighting	Threshold	Target	Maximum	2017 Results
Normalized FFO Per Share Growth Encourages focus on profitability as measured by the most frequently used REIT earnings measurement on a per share basis; mitigates the risk of non-profitable acquisitions or other low quality growth.	45%	$1.32	$1.34	$1.39	$1.45*

The Committee established the target at a level consistent with the guidance we publicly announced in early 2017. This target represented a 4.7% increase over 2016’s actual result. Because of the extraordinary out performance with respect to accretive acquisitions (35% growth in 2017), we achieved Normalized FFO per share of $1.45, after adjusting for the early (and temporarily dilutive) capitalization of those acquisitions.

Facility Concentration Prevents the financial results of any one facility from having an outsized effect upon the Company’s financials.	15%	7%	5%	3%	3%*

The Committee established the target at 5%, which is the level the Board considers reasonable exposure to a single investment. Since we successfully invested more than twice the maximum level of expected investment in hospital real estate in 2017, the Committee adjusted the performance level of this key component to the maximum.

Debt/EBITDA Motivates management to execute plan to reduce leverage and maintain a strong balance sheet.	15%	5.7x	5.5x	5.3x	5.27x*

The leverage target was determined by reference to our historical range of debt levels. Since we issued $550 million in common equity in advance of a $1.5 billion acquisition in September, the average ratio of net debt to EBITDA was less than 5.3 times.

Acquisitions Awards management for successfully completing accretive acquisitions that furthers the growth of the Company.	15%	$500M	$750M	$1.0B	$2.3B

The target of $750 million in competed acquisitions reflected a 12% increase over the level of investment in 2016. We more than doubled this growth target by achieving 35% growth in real estate assets, to a total of $2.3 billion, resulting in maximum achievement for this component, and driving the maximum for the other components of the annual cash bonus.

Qualitative Performance Review Represents indicators of the executive’s success in fulfilling his responsibilities to the Company and in executing its strategic business plan.	10%	N/A	N/A	N/A	Maximum

The Committee determined that our NEOs achieved maximum qualitative performance based on: successfully closing on more than $2.3 billion of accretive hospital real estate investments; sector leading TSR of 20.5%; fourth year of dividend growth while maintaining top quintile payout ratio; successful resolution of the Adeptus bankruptcy; record amount of capital raised; staffing of European office and further establishing MPT as the global leader in hospital real estate finance; accelerated succession planning by identifying three new MPT officers; and establishment of MPT as an exemplary corporate member and supporter of local communities.

* As adjusted.

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Cash Compensation Comparison

As reflected in the table, the total cash compensation of the NEOs did not increase over 2016, even in light of the successful performance with respect to all components of the bonus plan.

Executive	2016			2017			% Change
	Base Salary	Cash Bonus	Total	Base Salary	Cash Bonus	Total

Edward K. Aldag, Jr.	$950,000	$1,900,000	$2,850,000	$950,000	$1,900,000	$2,850,000	0%

R. Steven Hamner	575,000	862,500	1,437,500	575,000	862,500	1,437,500	0%

Emmett E. McLean	525,000	787,500	1,312,500	525,000	787,500	1,312,500	0%

Annual Equity Awards

In 2015 and prior years, the Company had an annual equity award plan pursuant to which the Compensation Committee would make annual grants of time-based and performance-based restricted stock, with the value of the equity awarded determined based on an evaluation of prior year performance. For example, the awards made in early 2015 were made based on an evaluation of 2014 performance.

In 2016, the Compensation Committee determined to adjust the equity granting practice, making grants on a prospective, or forward-looking basis, as opposed to retrospectively, as had been practice in the past. As such, in 2016, the Compensation Committee granted time-based equity for retention and long-term performance based equity that is earned based on performance over the 2016—2018 period. This resulted in a decrease in year-over-year pay for our NEOs as reported in the Summary Compensation Table below.

In 2017, the Compensation Committee determined to further adjust the annual equity awards, adding performance-based equity based on short-term operational metrics and relative TSR. There were two separate components to the one-year performance 2017 equity grants, (i) one-year operational performance, measured based on G&A as a percentage of revenue and Return On Equity (“ROE”) and (ii) one-year relative TSR performance as compared to the SNL US Healthcare REIT Index. Both the one-year operational performance and the relative TSR shares are subject to additional time-based vesting following the performance period, with one-third vesting at the end of 2017, 2018 and 2019.

The following chart provides the target number of shares subject to a one-year performance period for our NEOs in 2017, as well as the aggregate grant date fair value of such awards.

	Target Number of G&A as a % of Revenue Shares	Target Number of ROE Shares	Target Number of Relative TSR Shares	Grant Date Fair Value

Edward K. Aldag, Jr.	16,060	72,268	64,613	$1,990,394

R. Steven Hamner	8,030	36,134	32,307	995,204

Emmett E. McLean	7,227	32,521	29,076	895,685

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The following chart outlines the performance hurdles set by the Compensation Committee for each of these performance-based awards.

	One-Year G&A as a % of Revenue	One-Year ROE	One-Year Relative TSR vs. the SNL US Healthcare REIT Index

Maximum	9.0%	13.5%	Index + 300 bps

Target	9.5%	13.0%	Index + 0 bps

Threshold	10.0%	12.5%	Index - 300 bps

For Target performance above, 100% of the Target number of shares vest. For performance at Threshold and Maximum, 50% and 200% of the Target number of shares vest, respectively. For performance below threshold, no performance shares vest.

Long-Term Equity Award

In 2017, the Compensation Committee made an additional equity grant to each of our NEOs to further align management’s interests with those of the stockholders. These awards are earned based on our absolute TSR over a five-year period, ending in 2021. The maximum number of absolute TSR performance shares are earned only if we achieve a cumulative 45% TSR (9% per annum) over the five-year performance period. The absolute TSR award contains an interim earning feature, under which 30% of the shares can be earned based on pro-rated performance (9% per annum) at either the end of the third year or the end of the fourth year. This interim earning feature can only occur once.

The following chart provides the maximum number of shares that can be earned by each of our NEOs over the five-year performance period, as well as the grant date fair value of the awards.

	Maximum Number of Absolute TSR Shares	Grant Date Fair Value

Edward K. Aldag, Jr.	484,889	$2,637,791

R. Steven Hamner	242,444	1,318,895

Emmett E. McLean	219,199	1,187,002

The 2017 annual equity awards were designed with a short-term operational and relative TSR focus that will incentivize management to focus on operational success and performance relative to comparable healthcare REITs in the immediate term, while the long-term absolute TSR shares will continue to align management with stockholders and incentivize long-term growth and stockholder value creation objectives.

The overall magnitude of equity compensation for the NEOs (both annual and long-term equity awards) was determined based on a review of the peer compensation levels provided in the benchmarking materials from our compensation consultant. We do not target a specific percentile of peer compensation levels when determining the size of equity awards.

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Compensation Review Process

Role of the Compensation Committee

Pursuant to its charter, the Compensation Committee is responsible for designing our executive compensation plans, establishing compensation levels, and measuring the performance of our NEOs. The Compensation Committee, which consists of three independent directors, is responsible for the review and approval of all aspects of our executive compensation program. Among other duties, the Compensation Committee is responsible for the following:

•	Reviewing and approving, on an annual basis, the corporate incentive goals and objectives relevant to the annual cash bonus plan and performance-based equity awards;

•	Evaluating the performance of our executive officers in light of these goals and objectives;

•	Evaluating the competitiveness of each executive officer’s total compensation package relative to what other publicly traded and private equity-backed real estate investors may offer; and

•	Approving any changes to our executives’ total compensation package, including, but not limited to, base salary, annual and long-term incentive award opportunities and payouts, and retention programs.

In order to assist the Compensation Committee to design, establish and monitor our executive compensation plans, the Compensation Committee has engaged an independent executive compensation consultant, as described below.

Role of the Compensation Consultant

In 2017, the Compensation Committee retained Gressle & McGinley, LLC, a nationally recognized compensation consulting firm (the “Compensation Consultant” or “Gressle & McGinley”). The Compensation Consultant was engaged by and reports directly to the Compensation Committee. Upon the request of the Compensation Committee, a representative of Gressle & McGinley attended meetings of the Compensation Committee and communicated with the Chairman of the Compensation Committee between meetings; however, the Compensation Committee makes all decisions regarding the compensation of our executive officers.

The Compensation Consultant provides various executive compensation services to the Compensation Committee pursuant to a written consulting agreement between the Compensation Committee and the Compensation Consultant. Generally, these services include, among others, (i) advising the Compensation Committee on the principal aspects of our executive compensation program and director compensation program and evolving industry practices; (ii) presenting information to assist the Compensation Committee in determining the appropriate peer group to be used to evaluate the competitiveness of our compensation program; (iii) providing market information and analysis regarding the competitiveness of our program design and our award values in relationship to our performance; and (iv) preparing recommendations based on the Company’s performance, current market trends and corporate governance matters. The Compensation Committee recognizes that it is essential to receive objective advice from its outside compensation consultant. The Compensation Committee has determined based on a review of relevant factors that Gressle & McGinley is independent and that their work has not raised any conflict of interests. The Compensation Committee also closely examines the safeguards and steps that Gressle & McGinley takes to ensure that its executive compensation consulting services are objective. The Compensation Committee takes the following factors into consideration:

•	The Compensation Committee directly hired and has the authority to terminate Gressle & McGinley’s engagement for executive compensation related services.

•	The Compensation Committee solely determined the terms and conditions of Gressle & McGinley’s engagement for compensation related services, including the fees charged.

•	Gressle & McGinley is engaged by and reports directly to the Compensation Committee for all executive compensation services.

•	Gressle & McGinley has direct access to members of the Compensation Committee during and between meetings.

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Role of the Chief Executive Officer

Although all executive compensation determinations are made by the Compensation Committee, the CEO is frequently asked to provide the Compensation Committee information to assist it in evaluating and determining executive compensation and to provide input and insights regarding each executive officer’s performance, other than his own.

Say-On-Pay Results

At our 2017 annual meeting, approximately 94% of shares cast were voted in favor of our Say-on-Pay vote. While this vote is advisory and not binding on our Company, our Compensation Committee and Board value the opinions of our stockholders and consider the voting results when making executive compensation decisions. Over the past few years, we have met with a large number of our stockholders to solicit input on our executive compensation program and, as a result of those meetings, have made improvements to our executive compensation program as highlighted in this proxy statement.

Peer Groups

In addition to its roles in aligning executives’ interests with achieving our strategic goals and providing returns to stockholders, we use compensation to promote important recruiting, promotion and retention goals. To help us further these goals we compare each element of our compensation to a carefully assembled peer group with whom we compete for talent and business opportunities, among other things, but do not aim to meet a particular percentile of the peer group. In 2017, our Compensation Committee approved a peer group comprised of:

•	REITs that primarily invest in healthcare and/or medical property assets (Alexandria, HCP, Healthcare Realty Trust, Healthcare Trust of America, Omega and Sabra);

•	Specialty REITs that require management to have knowledge of tenant operations (CyrusOne, EPR, Gambling & Leisure Properties and Uniti Group);

•	Hospital companies that are comparable to the Company in terms of knowledge and skills necessary for the executive team to effectively manage the Company and its facilities (Encompass Health, Lifepoint and Select Medical Holdings);

•	Triple-net lease REITs that enter into long-term leases with operators (Gramercy, Hudson Pacific, National Retail);

•	Appropriately sized REIT in the same geographic region (Regency Centers Corp.).

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The 2017 peer group is composed of the same companies that were in our 2016 peer group, with the exception of the additions of 1) Gaming and Leisure Properties, Inc. (a specialty REIT of appropriate size that uses triple net leases); 2) Gramercy Property Trust (an appropriately sized REIT that has international properties and uses triple net leases); 3) HCP, Inc. (a health care REIT of appropriate size that has international properties and uses triple net leases); and 4) Sabra Health Care REIT, Inc. (a health care REIT of appropriate size that has international properties and triple net leases). We removed three companies from the 2016 peer group, as they no longer exist due to mergers. The following table provides key information about our 2017 peer group as of December 31, 2017.

Company(1)	Implied Equity Market Cap(2)	Total Enterprise Value(2)	Total Assets(3)	Sector	Properties Outside of the U.S.	Triple Net-Leased Properties
Alexandria Real Estate Equities, Inc.	$12,591.0	$17,861.7	$12,104.0	Office/Specialty	Yes	Yes
CyrusOne Inc.	5,721.4	7,854.7	4,312.1	Specialty	Yes	No
Encompass Health Corporation*	4,857.5	8,214.0	4,893.7	Health Care	No	No
EPR Properties	4,822.2	8,144.9	6,191.5	Diversified	Yes	Yes
Gaming and Leisure Properties, Inc.**	7,866.3	12,272.3	7,246.9	Casino	No	Yes
Gramercy Property Trust**	4,604.5	7,567.7	6,456.0	Diversified	Yes	Yes
HCP. Inc.**	12,407.2	19,885.0	14,088.5	Health Care	Yes	Yes
Healthcare Realty Trust, Inc.	4,011.5	4,980.5	3,193.6	Health Care	No	No
Healthcare Trust of America, Inc.	6,278.4	9,130.5	6,449.6	Health Care	No	Yes
Hudson Pacific Properties, Inc.	5,364.6	8,228.3	6,622.1	Office	No	Yes
LifePoint Health, Inc.	1,962.9	4,752.9	6,286.4	Health Care	No	No
National Retail Properties, Inc.	6,558.1	9,645.7	6,560.5	Other Retail	No	Yes
Omega Healthcare Investors, Inc.	5,696.5	10,316.7	8,773.3	Health Care	Yes	Yes
Regency Centers Corporation	11,792.4	15,321.4	11,144.0	Shopping Centers	No	No
Sabra Health Care REIT, Inc.**	3,345.4	6,466.5	7,032.3	Health Care	Yes	Yes
Select Medical Holdings Corporation	2,901.8	5,784.2	5,127.2	Health Care	No	No
Uniti Group Inc.	3,195.6	7,647.4	4,292.2	Specialty	Yes	Yes
Medical Properties Trust, Inc.	5,021.1	9,679.9	9,020.3	Health Care	Yes	Yes
Peer Group Median	$5,364.6	$8,214.0	$6,456.0

*	HealthSouth Corporation rebranded as Encompass Health Corporation in February 2018.

**	Represents a new peer.

[1]	All financial data in $ millions

[2]	Per SNL Financial; as of 12/31/2017 (with the exception of EHC, LPNT and SEM whose data was sourced from S&P Capital IQ)

[3]	Per S&P Capital IQ; as of last 12 months/most recently disclosed

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Other Aspects of Our Executive Compensation Program

Other Benefits

We maintain a 401(k) Retirement Savings plan and annually match 100% of the first 3% of pay contributed, plus 50% of the next 2% of pay contributed, to such plan by any employee (subject to certain tax limitations). We offer medical, dental, and vision plans, and pay the coverage cost under these plans for the NEOs and their families. Each of our NEOs has an employment agreement with us pursuant to which certain other benefits are provided to them. The material terms of each such employment agreement are set forth under “Employment Agreements with Named Executive Officers” below.

Practices with Regard to Equity Awards and Purchases and Sales of Shares

The Compensation Committee determines the number of shares underlying grants of restricted stock awards and the executive officers who will receive such awards. All NEOs must receive prior authorization for any purchase or sale of our common stock.

We have never granted stock options to our executive officers, and we have not granted any options since those granted to our initial directors in 2004.

Equity Ownership Guidelines

We believe that equity ownership by our directors and officers can help align their interests with our stockholders’ interests. To that end, we have adopted equity ownership guidelines applicable to our directors and to executive officers. While there are no penalties for failure to meet the ownership levels discussed below, we report ownership status to our Compensation Committee on an annual basis. Failure to meet the ownership levels, or show sustained progress towards meeting them, may result in payment to the directors and executive officers of future compensation in the form of equity rather than cash.

With respect to our executive officers, the guidelines require ownership of shares of our common stock, including vested and unvested common stock, within five years of becoming an executive officer with a value equal to the following multiple of his base salary:

Title	Multiple of Base Salary
Chairman, Chief Executive Officer and President	6x
Executive Vice Presidents (including CFO and COO)	4x

Our ownership guidelines also require ownership by each non-employee director of shares of our common stock, including vested and unvested common stock, with a value to at least three times the annual fee paid to such director. Each non-employee director must comply with the ownership requirement within a period of three years after he or she initially joins the Board, and must come back into compliance within three years in the event that he or she should fall short of this ownership requirement at any time. All of our non-employee directors and NEOs as of March 20, 2018 met the equity ownership guidelines, except for Mr. Thompson and Ms. Pitman who each have three years from their initial election to the Board to reach compliance.

Clawback Policy

In February 2013, the Board adopted a clawback policy applicable to our executive officers. The policy allows for the recoupment of incentive awards (including awards made under our annual cash bonus plan and long-term incentive plans) in the event the Company is required to restate its financial statements due to the material noncompliance of the Company with financial reporting requirements under the securities laws, as a result of intentional misconduct, fraud or gross negligence.

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Each executive officer who is directly responsible for the intentional misconduct, fraud or gross negligence shall reimburse the Company for incentive awards made to that executive officer after January 1, 2013, that would not have been made if the restated financial measures had been reported initially.

No Hedging or Pledging

The Company maintains an internal “Insider Trading Policy” that is applicable to our executive officers and directors. The policy prohibits any director or executive officer of the Company from engaging in short sales of the Company’s securities and from trading in puts, calls, options or other derivative securities based on the Company’s securities. The policy also prohibits directors and executive officers of the Company from engaging in hedging or monetization transactions, which allow the stockholder to continue to own the covered securities, but without the full risks and rewards of ownership. This policy also prohibits the pledging of Company securities as loan collateral.

Compensation Risk Assessment

During 2017, the Compensation Committee reviewed the potential risks in the Company’s compensation program to ensure that compensation methods do not incentivize our executives to make decisions that, while creating apparent short-term financial and operating success, may in the longer term result in future losses and other value depreciation.

After reviewing the analysis, the Compensation Committee concluded that the Company’s compensation program does not encourage excessive risk taking, and it believes that the following risk oversight and compensation design features assist in guarding against excessive risk taking:

•	Review and approval of corporate objectives by the Compensation Committee to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the proper risk/reward balance, and do not encourage excessive risk taking.

•	Base salaries consistent with each executive’s responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security.

•	A significant portion of each executive’s compensation tied to the future stock performance of the Company.

•	Stock compensation and vesting periods for stock awards designed to encourage executives to focus on sustained stock price appreciation.

•	A mix between cash and equity compensation designed to encourage strategies and actions that are in the long-term best interests of the Company and its stockholders.

Section 162(m) Policy

Prior to the recently enacted Tax Cuts and Jobs Act (the “Tax Reform Act”), Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limited the deductibility on the Company’s tax return of compensation over $1 million to any of the NEOs of the Company other than the Chief Financial Officer unless, in general, the compensation was paid pursuant to a plan which was performance-based, non-discretionary, and had been approved by the Company’s stockholders. The Tax Reform Act eliminated the performance-based compensation exemption and expanded the definition of covered-employee. Beginning January 1, 2018, all compensation to all NEOs is subject to the $1 million deduction limit. However, we do not believe this change will affect our net income. The Company believes that, because it qualifies as a REIT under the Code and pays dividends sufficient to minimize federal income taxes, the payment of compensation in excess of the $1 million deduction limit in future years will generally not affect the Company’s net income. For these reasons, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m). To the extent that compensation does not qualify for a deduction under Section 162(m), a larger portion of stockholder distributions

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may be subject to federal income taxation as dividend income rather than return of capital. The Company does not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis beginning on page 15 of this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

D. Paul Sparks, Jr. (Chairman)	Michael G. Stewart	C. Reynolds Thompson, III

Compensation of Executive Officers

Employment Agreements with Named Executive Officers

Our three founders have employment agreements that were negotiated to market standards upon our initial equity offering in 2003. Below we describe the terms of these agreements. Because certain market standards have evolved in recent years, we will not enter into any new contracts that include a multi-year evergreen term, single-trigger change in control provisions, or excise tax gross up provisions.

We have employment agreements with Edward K. Aldag, Jr., R. Steven Hamner and Emmett E. McLean. These agreements provide that each NEO agrees to devote substantially all of his business time to our operation. The employment agreement for each of the NEOs provides for an initial three-year term, which is automatically extended for successive one year periods, unless either party gives notice of non-renewal as provided in the agreement.

The executive employment agreements provide for an annual physical at the Company’s expense, a monthly car allowance of $1,000 for Mr. Aldag and $750 for each of Messrs. Hamner and McLean. The NEOs are also reimbursed for the cost of tax preparation and financial planning services, up to $25,000 annually for Mr. Aldag and $10,000 annually for each of Messrs. Hamner and McLean. We also reimburse each executive for the income tax he incurs on the receipt of these tax preparation and financial planning services. The employment agreements also provide that Mr. Aldag will receive up to $20,000 per year in reimbursement for life insurance premiums, which amount increases annually based on the increase in the consumer price index (“CPI”) for such year, and that Messrs. Hamner and McLean will receive up to $10,000 per year in reimbursement for life insurance premiums, which amount increases annually based on the increase in the CPI for such year. We also reimburse each executive for the income tax he incurs on these life insurance premium reimbursements. The NEOs are also reimbursed for the cost of their disability insurance premiums.

The employment agreements provide that the executive officers are eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan, to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans is subject to the terms of said benefit plans as in effect from time to time.

The employment agreements with the NEOs provide for contractual severance benefits and accelerated vesting of equity grants in the event of a change of control, which we believe are common in the REIT industry, are designed to reinforce and encourage the continued attention and dedication of our executive officers to their assigned duties without distraction or fear of job loss in the face of an actual or threatened change of control and to ensure that our management is motivated to negotiate the best merger consideration for our stockholders.

28        Medical Properties Trust

If the NEO’s employment ends for any reason, we will pay accrued salary, bonuses, and incentive payments already determined, and other existing obligations. If an NEO’s employment terminates as a result of his “permanent disability” (as defined in the employment agreements), we terminate an NEO’s employment for any reason other than for “cause” (as defined in the employment agreements), or if an NEO terminates his employment for “good reason” (as defined in the employment agreements), we will be obligated to pay (i) a lump sum payment of severance equal to the sum of (x) the product of three and the sum of the salary in effect at the time of termination plus the average cash bonus (or the highest cash bonus, in the case of Mr. Aldag) paid to such executive during the preceding three years, grossed up for taxes in the case of Mr. Aldag, and (y) the incentive bonus prorated for the year in which the termination occurred; (ii) the cost of the executive’s continued participation in the Company’s benefit and welfare plans (other than the 401(k) plan) for a three-year period (a five-year period in the case of Mr. Aldag) following termination; and (iii) continued reimbursement for life insurance premiums and the taxes payable on such amounts for three years following termination (or five years in the case of Mr. Aldag). Additionally, upon such termination, all stock options, if any, and restricted stock held by the executive will become fully vested, and the executive will have whatever period remains under the stock options in which to exercise all vested stock options. The employment agreements also provide that the NEOs and their spouses and dependents will be permitted to continue to participate in all employee benefit and welfare plans and programs of the company other than the 401(k) plan until the earlier of age 65 or such time as the NEO obtains full-time employment with an entity not affiliated with the NEO that provides comparable benefits.

In the event of the death of any of our NEOs, in addition to the accrued salary, bonus, and incentive payments due to them, their restricted stock shall become fully vested, and their respective beneficiaries will have whatever period remains under any outstanding stock options held by the NEO to exercise such stock options. In addition, their estates would be entitled to the NEO’s prorated incentive bonus payable in a lump sum and the NEO’s spouse and each of his dependents shall be covered under the Company’s health insurance program until the earlier of age 65 or such time as the spouse or dependent obtains full-time employment with an entity not affiliated with the NEO that provides comparable benefits. The Company shall pay for such coverage for three years (or five years in the case of Mr. Aldag) following the death of the NEO.

In the event that the employment of any of our NEOs ends as a result of a termination by us for cause or by the NEO without good reason, then in addition to the accrued salary, bonuses and incentive payments due to them, the executives would be entitled to exercise any outstanding vested stock options held by the NEO, pursuant to the terms of the grant, but all unvested stock options and restricted stock would be forfeited upon termination.

Upon a change of control, the NEOs will become fully vested in their equity awards. In addition, if the employment of any NEO is terminated by us for cause or by the executive without good reason in connection with a change of control, the executive will be entitled to receive an amount equal to the largest cash compensation paid to the executive for any twelve-month period during his tenure multiplied by three.

If payments become due as a result of a change in control and the excise tax imposed by Code Section 4999 applies, the terms of the employment agreements require us to gross up the amount payable to the executive by the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

For an 18-month period after termination of an executive’s employment for any reason other than (i) termination by us without cause or (ii) termination by the executive for good reason, each of the executives under these employment agreements has agreed not to compete with us by working with or investing in, subject to certain limited exceptions, any enterprise engaged in a business substantially similar to our business as it was conducted during the period of the executive’s employment with us and not to solicit our employees.

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Summary Compensation Table

The amounts in the table below are a summary of the components of compensation our NEOs received in the last three years:

	Year	Salary	Bonus(1)	Stock Awards	Non-Equity Incentive Plan Compensation(2)	All Other Compensation	Total Compensation
Edward K. Aldag, Jr. Chairman, Chief Executive Officer and President	2017	$950,000	$190,000	$4,628,185(3)	$1,710,000	$127,406(4)	$7,607,671
	2016	950,000	190,000	2,561,828	1,710,000	95,620	5,507,448
	2015	950,000	180,500	3,609,491	1,624,500	81,767	6,446,258
R. Steven Hamner Director, Executive Vice President, Chief Financial Officer	2017	$575,000	$86,250	$2,314,099(3)	$776,250	$54,046(5)	$3,805,645
	2016	575,000	86,250	1,305,802	776,250	50,656	2,793,958
	2015	575,000	80,500	1,810,249	724,500	69,052	3,259,301
Emmett E. McLean Executive Vice President, Chief Operating Officer and Secretary	2017	$525,000	$78,750	$2,082,687(3)	$708,750	$75,693(6)	$3,470,880
	2016	525,000	78,750	1,127,209	708,750	43,562	2,483,271
	2015	525,000	73,500	1,312,544	661,500	33,652	2,606,196

(1)	Reflects the cash bonus earned by our named executive officers for the applicable year based on a qualitative review of individual performance by the Compensation Committee.

(2)	Reflects the cash bonus earned by our named executive officers for the applicable year based on the achievement of specified corporate goals.

(3)	The amounts reported represent restricted stock awards subject to performance-based vesting conditions and the value reported reflects the value of the award at the grant date based upon the probable outcome of the performance conditions. The value of the award at the grant date, assuming that the highest level of performance conditions will be achieved, is $9,813,456; $4,906,740, and $4,416,061 for Messrs. Aldag, Hamner and McLean respectively. Assumptions used in the calculation of these amounts are included in Note 7 of the Notes to Consolidated Financial Statements included in our 2017 Annual Report on Form 10-K.

(4)	Represents $10,800 in company 401(k) match, $13,778 health insurance, $12,000 automobile allowance, $43,364 for the cost of tax preparation and financial planning services, $3,312 for the cost of disability insurance, and $46,232 for the cost of life insurance. These additional benefits include $37,944 to reimburse Mr. Aldag for his tax liabilities associated with such payments.

(5)	Represents $10,800 in company 401(k) match, $13,778 health insurance, $9,000 automobile allowance, $20,468 for the cost of life insurance. These additional benefits include $7,645 to reimburse Mr. Hamner for his tax liabilities associated with such payments.

(6)	Represents $10,800 in company 401(k) match, $13,778 health insurance, $9,000 automobile allowance, $17,346 for the cost of tax preparation, and $586 for the cost of disability insurance, and $24,183 for the cost of life insurance. These additional benefits include $17,587 to reimburse Mr. McLean for his tax liabilities associated with such payments.

30        Medical Properties Trust

Grants of Plan-Based Awards

The following table provides information about plan-based awards granted to our NEOs during 2017. For further detail regarding each of these awards, see “Compensation Discussion and Analysis—Elements of Pay.”

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edward K. Aldag, Jr.	3/22/2017	855,000	1,282,500	1,710,000
	3/22/2017				44,164(3)	88,328(3)	176,656(3)	1,096,150
	3/22/2017				32,307(4)	64,613(4)	129,226(4)	894,244
	3/22/2017				145,467(5)	145,467(5)	484,888(5)	2,637,791
R. Steven Hamner	3/22/2017	258,750	517,500	776,250
	3/22/2017				22,082(3)	44,164(3)	88,328(3)	548,075
	3/22/2017				16,154(4)	32,307(4)	64,614(4)	447,129
	3/22/2017				72,733(5)	72,733(5)	242,444(5)	1,318,895
Emmett E. McLean	3/22/2017	236,250	472,500	708,750
	3/22/2017				19,874(3)	39,748(3)	79,496(3)	493,273
	3/22/2017				14,538(4)	29,076(4)	58,152(4)	402,412
	3/22/2017				65,460(5)	65,460(5)	218,199(5)	1,187,002

(1)	Represents cash incentive compensation which are earned based upon achievement of specified corporate goals.

(2)	Represents awards of performance-based restricted stock. Dividends are not paid on performance-based awards until the award is earned.

(3)	Represents 2017 ROE and G&A as a percentage of revenue awards which are earned based on the Company’s achievement of specific ROE and G&A as a percentage of revenue from January 1, 2017 to December 31, 2017. The grant date fair value of these awards is $12.41, based on the Monte Carlo valuation method, as more fully described in Note 7 of the Notes to Consolidated Financial Statements included in our 2017 Annual Report on Form 10-K. Based on 2017 results, these awards were earned at the 200% maximum value.

(4)	Represents 2017 Relative TSR Awards which are earned based on the Company’s TSR versus the SNL U.S. REIT Healthcare index over the period from January 1, 2017 to December 31, 2017. The grant date fair value of these performance-based awards is $13.84 per share based upon the Monte Carlo valuation method, as more fully described in Note 7 of the Notes to Consolidated Financial Statements included in our 2017 Annual Report on Form 10-K. Based on 2017 performance, this award was earned at the 200% maximum value.

(5)	Represents 2017 Absolute TSR Awards which will be earned if the Company achieves specific cumulative TSR targets from January 1, 2017 to December 31, 2021. The grant date fair value of these performance-based awards is $5.44 per share based upon the Monte Carlo valuation method, as more fully described in Note 7 of the Notes to Consolidated Financial Statements included in our 2017 Annual Report on Form 10-K.

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Outstanding Equity Awards as of December 31, 2017

The table below shows the outstanding equity awards held by our NEOs as of December 31, 2017. Market values are based on a price of $13.78 per share, the closing price of our common stock on December 29, 2017, the last trading day of 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Edward K. Aldag, Jr.	-	-	-	-	-	428,232(1)	5,901,037	772,008	10,638,270
R. Steven Hamner	-	-	-	-	-	220,042(2)	3,032,179	388,794	5,357,581
Emmett E. McLean	-	-	-	-	-	189,521(3)	2,611,599	344,533	4,747,665

(1)	8,270 shares vested on January 1, 2018. 29,906 shares vest in equal quarterly installments from January 1, 2018 through January 1, 2019. 84,174 shares vest in equal installments on December 31, 2018 and December 31, 2019. 305,882 shares vest in equal annual installments from January 1, 2018 through January 1, 2020.

(2)	3,756 shares vested on January 1, 2018. 15,244 shares vest in equal quarterly installments from January 1, 2018 through January 1, 2019. 48,100 shares vest in equal installments on December 31, 2018 and December 31, 2019. 152,942 shares vest in equal annual installments from January 1, 2018 through January 1, 2020.

(3)	2,640 shares vested on January 1, 2018. 13,159 shares vest in equal quarterly installments from January 1, 2018 through January 1, 2019. 36,074 shares vest in equal installments on December 31, 2018 and December 31, 2019. 137,648 shares vest in equal annual installments from January 1, 2018 through January 1, 2020.

(4)	Represents various performance-based awards consisting of the following:

•	2016 Absolute TSR Awards—143,560; 73,175; and 63,167 shares remain unearned for Messrs. Aldag, Hamner and McLean, respectively.

•	2016 Relative TSR Awards—143,560; 73,175; and 63,167 shares remain unearned for Messrs Aldag, Hamner and McLean, respectively.

•	2017 Absolute TSR Awards—484,888; 242,444; and 218,199 shares remain unearned for Messrs Aldag, Hamner and McLean, respectively.

The earn-out and vesting provisions, as applicable, of the 2017 Performance-based Awards are fully described in “Compensation Discussion and Analysis—Elements of Pay.”

Option Exercises and Stock Vested

The following table sets forth the aggregate number and value of shares of restricted common stock held by our NEOs that vested in 2017. The “Value Realized on Vesting” set forth below is the product of the fair market value of a share of common stock on the vesting date multiplied by the number of shares vesting. We have never issued stock options to our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Edward K. Aldag, Jr.	-	-	273,300	3,564,679
R. Steven Hamner	-	-	138,955	1,809,921
Emmett E. McLean	-	-	107,337	1,393,989

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Potential Payments Upon Termination or Change in Control

The following table shows potential payments and benefits that will be provided to our NEOs upon the occurrence of certain termination triggering events. The change-in-control provisions in the employment agreements are designed to align management’s interests with those of our stockholders. See the discussion above under “Compensation of Executive Officers—Employment Agreements with Named Executive Officers” for information about payments upon termination or a change in control. All equity interests included in the termination and change in control calculations represent previously granted restricted stock awards and are valued based on the closing price of our common stock on December 29, 2017, the last trading day of 2017, and an assumed termination of employment on December 31, 2017.

Name	Termination and Change in Control(1)	Death	Termination Not for Cause; By Executive for Good Reason; Permanent Disability	Termination for Cause; By Executive without Good Reason
Edward K. Aldag, Jr.	$25,274,307	$16,599,307	$25,274,307(2)	-
R. Steven Hamner	12,752,760	8,425,760	12,752,760	-
Emmett E. McLean	11,352,264	7,395,264	11,352,264	-

(1)	Amounts exclude any tax gross up. While the precise amount of tax gross up is difficult to calculate and may be mitigated based on a number of considerations, the estimated amount of the total tax gross up payments are: $45,636,602 for Mr. Aldag, $4,933,409 for Mr. Hamner and $4,906,787 for Mr. McLean.
(2)	Amount excludes any tax gross up estimated to be $22,368,119.

Pay Ratio Disclosure

In accordance with Item 402(u) of Regulation S-K, promulgated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we determined the ratio of the annual total compensation of our CEO, Mr. Aldag relative to the annual total compensation of our median employee.

For the purposes of reporting annual total compensation and the ratio of annual total compensation of the CEO to the median employee, both the CEO and the median employee’s annual total compensation were calculated consistent with the disclosure requirement under the summary compensation table.

To determine the median employee we examined the 2017 annualized base salaries plus incentive bonus for all individuals, excluding our Chief Executive Officer, who were employed by us as of December 31, 2017. In accordance with Item 402(u) and instructions thereto, we included all full-time, part-time, temporary and seasonal employees.

After applying the methodology described above, our median employee compensation using the Summary Compensation Table requirements was $241,709. Our CEO’s compensation in the Summary Compensation Table was $7,593,893. Therefore, our CEO to median employee pay ratio is approximately 31:1.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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Equity Compensation Plan

The table below sets forth information regarding the number of shares authorized for issuance under our equity compensation plan as of December 31, 2017.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants & Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants & Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders Medical Properties Trust, Inc. 2013 Equity Incentive Plan	-(1)	-(1)	3,676,000
Equity Compensation Plans Not Approved by Security Holders	-	-	None
Total	-	-	3,676,000

(1)	We have not issued any options, warrants or rights under the 2013 Equity Incentive Plan.

Compensation of Directors

In 2017, the Compensation Committee engaged Gressle & McGinley to assist it in conducting a competitive review of our non-employee director compensation program. The Compensation Committee took into consideration Gressle & McGinley’s findings and recommendations in determining the compensation structure for our non-employee directors for 2017.

As compensation for serving on our Board of Directors during 2017, each non-employee director received a cash retainer of $95,000. In addition, the Lead Independent Director received a cash retainer of $30,000; the Audit Committee chairman received a cash retainer of $25,000; the Compensation Committee chairman received a cash retainer of $20,000; and the Ethics, Nominating and Corporate Governance Committee chairman received $20,000. Each non-employee director was awarded restricted stock awards of 6,855 shares, 7,588 shares and 7,263 shares in 2015, 2016 and 2017, respectively. These awards vest over three years in equal quarterly amounts. We also reimburse our directors for reasonable expenses incurred in attending Board of Director and committee meetings. Our Compensation Committee may change the compensation of our non-employee directors at its discretion. Directors who are also officers or employees receive no additional compensation for their service as directors.

In addition, pursuant to the Director Retirement Policy adopted by the Compensation Committee in February 2017, each nonemployee director receives a single lump sum payment upon retirement equal to the director’s final annual retainer divided by 12 and multiplied by the director’s years of service on the Board.

34        Medical Properties Trust

The following Director Compensation Table summarizes the compensation paid to our non-employee directors for their services during 2017:

Name	Fees earned or paid in cash	Stock Awards(1)	All Other Compensation	Total
G. Steven Dawson	$120,000	$89,916	-	$209,916
Robert E. Holmes(2)	55,000	89,916	$135,417(4)	280,333
Sherry A. Kellett(2)	47,500	89,916	79,167(4)	216,583
William G. McKenzie(3)	100,625	89,916	-	190,541
D. Paul Sparks, Jr.	115,000	89,916	-	204,916
Michael G. Stewart	117,500	89,916	-	207,416
C. Reynolds Thompson, III	95,000	89,916	-	184,916

(1)	Based on fair market value of our common stock on March 17, 2017 of $12.38.

(2)	Mr. Holmes and Ms. Kellett both served on the Board until May 25, 2017, at which time they both retired.

(3)	Mr. McKenzie served on the Board until his death on August 15, 2017.

(4)	Payment made pursuant to Director’s Retirement Policy, which was also reported in last year’s proxy statement.

The following table shows outstanding equity awards held by each of our non-employee directors at December 31, 2017:

Unvested Stock
G. Steven Dawson	9,183
Elizabeth N. Pitman(1)	-
D. Paul Sparks, Jr.	9,183
Michael G. Stewart	6,986
C. Reynolds Thompson, III	6,986

(1)	Ms. Pitman joined the Board in 2018.

Compensation Committee Interlocks and Insider Participation

During 2017, the following directors served on the Compensation Committee: Michael G. Stewart, C. Reynolds Thompson, III and D. Paul Sparks, Jr. (chair). No member of the Compensation Committee during 2017, or any prior year, was an officer or employee of our Company, or had any relationships requiring disclosure by us under applicable SEC regulations. In addition, no executive officer served during 2017 as a director or a member of the Compensation Committee of any entity that had an executive officer serving as a director or a member of the Compensation Committee of our Board of Directors.

Proxy Statement and Notice of 2018 Annual Meeting    35

Share Ownership of Certain Beneficial Owners

The following table provides information about the beneficial ownership of our common stock as of March 31, 2018, unless otherwise indicated, by each director of the Company, each named executive officer, all directors and executive officers as a group, and each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock.

Name of Beneficial Owner*	Number of Shares Beneficially Owned	Percentage of Shares Outstanding(1)

Edward K. Aldag, Jr.	1,103,828	*	*(2)

Emmett E. McLean	755,930	*	*(3)

R. Steven Hamner	806,757	*	*(4)

G. Steven Dawson	74,992	*	*(5)

Elizabeth N. Pitman	5,533	*	*(6)

D. Paul Sparks, Jr.	25,630	*	*(7)

Michael G. Stewart	238,606	*	*(8)

C. Reynolds Thompson, III	10,349	*	*(8)

All directors and executive officers as a group (8 persons)	3,021,625	*	*(9)

Other Stockholders:

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	57,835,265	15.82	%(10)

BlackRock Inc. 55 East 52nd Street New York, NY 10055	39,599,681	10.83	%(11)

Vanguard Specialized Funds 100 Vanguard Blvd. Malvern, PA 19355	24,513,748	6.71	%(12)

Massachusetts Financial Services Company 111 Huntington Ave Boston, MA 02199	21,960,526	6.01	%(13)

*	Unless otherwise indicated, the address is c/o Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242.

**	Less than 1% of the outstanding shares of common stock.

(1)	For officers and directors, based on 365,596,827 shares of common stock outstanding as of March 20, 2018. Includes 232,142 vested operating partnership units (convertible into an equal number of shares of common stock). Shares of common stock that are deemed to be beneficially owned by a stockholder within 60 days after March 20, 2018 are deemed outstanding for purposes of computing such stockholder’s percentage ownership but are not deemed outstanding for the purpose of computing the percentage outstanding of any other stockholder. Except as otherwise indicated in the notes to this table, beneficial ownership includes sole voting and investment power.

(2)	Includes 23,924 shares of unvested restricted common stock, which the named officer has no right to sell or pledge.

(3)	Includes 10,527 shares of unvested restricted common stock, which the named officer has no right to sell or pledge.
(4)	Includes 12,195 shares of unvested restricted common stock, which the named officer has no right to sell or pledge.

(5)	Includes 7,371 shares of unvested restricted common stock, which the named director has no right to sell or pledge. Also includes 67,621 shares owned by Corriente Private Trust, an irrevocable Nevada Spendthrift Trust for which Mr. Dawson is the sole trustee and beneficiary.

(6)	Shares of common stock held by the director’s spouse.

(7)	Includes 7,371 shares of unvested restricted common stock, which the named director has no right to sell or pledge.

(8)	Includes 6,071 shares of unvested restricted common stock, which the named director has no right to sell or pledge.

(9)	See notes (1) – (8) above.

(10)	Share and beneficial ownership information was obtained from a Schedule 13G/A filed February 7, 2018 with the SEC. The Schedule 13G/A indicates that

36        Medical Properties Trust

the reporting entity holds sole voting power with respect to 617,551 shares, sole dispositive power with respect to 57,169,076 shares, shared voting power with respect to 502,836 shares and shared dispositive power with respect to 666,189 shares. The Schedule 13G/A also indicates that Vanguard Fiduciary Trust Company and Vanguard Investments Australia Ltd, wholly-owned subsidiaries of The Vanguard Group, Inc., is the beneficial owner and directs the voting of 163,353 and 957,034 shares, respectively, as a result of it serving as investment manager of collective trust accounts or certain investment offerings.

(11)	Share and beneficial ownership information was obtained from a Schedule 13G/A filed January 19, 2018 with the SEC. According to the Schedule 13G/A, BlackRock has sole voting power over 38,068,815 shares and sole dispositive power over 39,599,681 shares. The Schedule 13G/A states that various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the Company’s common stock but that no one person’s interest in the Company’s common stock is more than five percent of the total outstanding common shares.

(12)	Share and beneficial ownership information was obtained from a Schedule 13G/A filed February 2, 2018 with the SEC. The Schedule 13G/A indicates the reporting entity holds sole voting power over 24,513,748 shares, sole dispositive power with respect to zero shares, and shared dispositive power with respect to zero shares.

(13)	Share and beneficial ownership information was obtained from a Schedule 13G filed February 9, 2018 with the SEC. The Schedule 13G indicates that the reporting entity holds sole voting power with respect to 21,680,619 shares, sole dispositive power over 21,960,526 shares, and shared dispositive power with respect to zero shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors and executive officers and the beneficial owners of more than 10% of our equity securities, or, collectively, the reporting persons, file with the SEC and the NYSE initial reports of, and subsequent reports of changes in, their beneficial ownership of our equity securities. Based solely on a review of the reports furnished to us, we believe that all of the reporting persons timely filed all of the applicable SEC reports required for 2017.

Executive Officers

For information regarding Messrs. Aldag and Hamner, please see “Proposal 1—Election of Directors” above.

Emmett E. McLean. Age 62 Executive Vice President, Chief Operating Officer (since September 2003) and Secretary (since 2010)

Mr. McLean has served the Company in a number of positions, including Chief Financial Officer (August—September 2003) and Director (September 2003—April 2004). Prior to joining the Company, from 2000—2003, Mr. McLean was a private investor and, for part of that period, served as a consultant to a privately held company. From 1992 to 2000, Mr. McLean worked in the healthcare services industry with two different companies serving in senior positions, including Chief Financial Officer at one of the companies. Prior to 1992, Mr. McLean worked in the investment banking field with Dean Witter Reynolds (now Morgan Stanley) and Smith Barney (now Citigroup), and in the commercial banking field with Trust Company Bank (now SunTrust Banks). Mr. McLean received an MBA from the University of Virginia and a B.A. in Economics from The University of North Carolina at Chapel Hill.

Proxy Statement and Notice of 2018 Annual Meeting    37

What is the purpose of the meeting?

At the meeting, our stockholders will vote on the following proposals:

1.  To elect the seven director nominees described in the enclosed Proxy Statement;

2.  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018;

3.  To hold an advisory vote to approve named executive officer compensation; and

4.  To transact any other business that properly comes before the meeting.

In addition, our management will report on our performance at the meeting and respond to appropriate questions from stockholders.

Who is entitled to vote?

The record date for the meeting is March 20, 2018. Only stockholders of record at the close of business on March 20, 2018, are entitled to receive notice of the meeting and to vote at the meeting the shares of our common stock that they held of record on that date. Each outstanding share of common stock entitles its holder to one vote on each matter voted on at the meeting. At the close of business on March 20, 2018, there were 365,298,415 shares of common stock outstanding and entitled to vote.

Am I entitled to vote if my shares are held in “street name”?

If you are the beneficial owner of shares held in “street name” by a brokerage firm, bank, or other nominee, your nominee is required to vote the shares in accordance with your instructions. If you do not give instructions to your nominee, your nominee will be entitled to vote your shares on routine items, but will not be permitted to do so on non-routine items. Your nominee will have discretion to vote on Proposal 2 (ratification of auditors) without any instructions from you, but your nominee will not have the ability to vote your uninstructed shares on Proposal 1 (election of directors) or Proposal 3 (advisory vote to approve named executive officer compensation) on a discretionary basis. Accordingly, if you hold your shares in “street name” and you do not instruct your nominee how to vote on these proposals, your nominee cannot vote these shares and will report them as “broker non-votes,” and no votes will be cast on your behalf.

How many shares must be present to conduct business at the meeting?

A quorum must be present at the meeting in order for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date, or 182,649,209 shares, will constitute a quorum. Abstentions and broker non-votes will be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum.

What happens if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the holders of a majority of the shares present in person or represented by proxy at the meeting may adjourn the meeting to another place, date, or time until a quorum is present. The place, date, and time of the adjourned meeting will be announced when the adjournment is taken, and no other notice will be given unless the adjournment is to a date more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting.

38        Medical Properties Trust

How do I vote my shares?

Voting by telephone or Internet. If you are a registered holder, meaning you hold your shares in your name, you may follow the instructions on the enclosed voting instructions: By telephone 1-800-776-9437 or by internet www.voteproxy.com.

If you are a beneficial owner of shares held in “street name,” meaning your shares are held in the name of a brokerage firm, bank, or other nominee, you may be eligible to provide voting instructions to your nominee by telephone or on the Internet. A large number of brokerage firms, banks, and other nominees participate in a program provided through Broadridge Financial Solutions that offers telephone and Internet voting options. If your shares are held in “street name” by a brokerage firm, bank, or other nominee that participates in the Broadridge program, you may provide voting instructions to your nominee by telephone or on the Internet by following the instructions set forth on the voting instruction form provided to you.

Voting by mail. If you are a registered stockholder, you may vote by properly completing, signing, dating, and returning the accompanying proxy card. The enclosed postage-paid envelope requires no additional postage if it is mailed in the United States or Canada. If you are a beneficial owner of shares held in “street name,” you may provide voting instructions to the brokerage firm, bank, or other nominee that holds your shares by properly completing, signing, dating, and returning the voting instruction form provided to you by your nominee.

Voting in person at the meeting. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. In addition, we will make written ballots available to registered stockholders who wish to vote in person at the meeting. If you are a beneficial owner of shares held in “street name” and wish to vote at the meeting, you will need to obtain a proxy form from the brokerage firm, bank, or other nominee that holds your shares that authorizes you to vote those shares.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy and change your vote at any time before the polls are closed at the meeting in any of the following ways: (1) by properly completing, signing, dating, and returning another proxy card with a later date; (2) if you are a registered stockholder, by voting in person at the meeting; (3) if you are a registered stockholder, by giving written notice of such revocation to our Secretary prior to or at the meeting; or (4) if you are a beneficial owner of shares held in “street name,” by following the instructions given by the brokerage firm, bank or other nominee that holds your shares. Your attendance at the meeting will not by itself revoke your proxy.

What happens if I do not specify on my proxy how my shares are to be voted?	If you are a registered stockholder and submit a properly executed proxy but do not indicate any voting instructions, the proxy holders will vote as the Board of Directors recommends on each proposal.
Will any other business be conducted at the meeting?

As of the date hereof, the Board of Directors knows of no business that will be presented at the meeting other than the proposals described in this Proxy Statement. However, if any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote the shares represented by your proxy in accordance with their best judgment.

Proxy Statement and Notice of 2018 Annual Meeting    39

How many votes are required for action to be taken on each proposal?

The seven director nominees will be elected to serve on the Board of Directors if they each receive a majority of the votes cast in person or represented by proxy at the meeting. This means that a director nominee will be elected only if the votes cast “for” his or her election exceed the votes cast “against” his or her election. The Board of Directors has adopted a director resignation policy whereby any director who fails to receive the required majority vote in an uncontested election is required to promptly tender his or her resignation to the Board for its consideration. The Ethics, Nominating and Corporate Governance Committee will then recommend to the full Board, and the Board will decide, whether to accept or reject the resignation offer or take other action. The Board of Directors will act on the recommendation of the Ethics, Nominating and Corporate Governance Committee within 90 days following certification of the election results. If you vote to “abstain” with respect to the election of one or more director nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for the purpose of determining whether there is a quorum at the meeting.

The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal is required for approval of each of Proposals 2 and 3.

How will abstentions and broker non-votes be treated?

Abstentions and broker non-votes will not be counted as votes for or against any proposal, and will not be included in calculating the number of votes necessary for approval of the proposal. In all cases, abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

How will proxies be solicited?

The costs of soliciting proxies from our stockholders will be borne by the Company. We will solicit proxies on behalf of the Board of Directors by mail, telephone, facsimile, or other electronic means or in person. Certain of our directors, officers and other employees, without additional compensation, may participate in the solicitation of proxies. We will supply copies of the proxy solicitation materials to brokerage firms, banks, and other nominees for the purpose of soliciting proxies from the beneficial owners of the shares of common stock held of record by such nominees. We will request that such brokerage firms, banks, and other nominees forward the proxy solicitation materials to the beneficial owners and reimburse them for their reasonable expenses. In addition, we anticipate using MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 as a solicitor at an initial anticipated cost of $7,500.

What is “householding” and how does it affect me?

We have adopted a procedure, approved by SEC, called “householding.” Under this procedure, stockholders of record who have the same address might receive only one copy of this Notice of Annual Meeting and Proxy Statement and the 2017 Annual Report to Stockholders, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. To request individual copies of the annual report and proxy statement for each stockholder in your household, please contact Investor Relations, Medical Properties Trust Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242 (telephone: 205-969-3755). We will deliver copies of the annual report and proxy statement promptly following your written or oral request. To ask that only one set of the documents be mailed to your household, please contact your broker.

40        Medical Properties Trust

How can I obtain additional copies of the proxy materials

If you wish to request extra copies of our Form 10-K, Annual Report or Proxy Statement free of charge, please send your request to Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242, or visit our website at www.medicalpropertiestrust.com.

Proxy Statement and Notice of 2018 Annual Meeting    41

The Board of Directors has adopted a written related person transaction approval and disclosure policy for the review, approval or ratification of any related person transaction. This policy, which was adopted by resolution of the full Board of Directors as reflected in our corporate records, provides that all related person transactions must be reviewed and approved by a majority of the disinterested directors on our Board of Directors in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related party transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors serving on the Board of Directors promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors who do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC. For purposes of determining whether such disclosure is required, a related person will not be deemed to have a direct or indirect material interest in any transaction that is deemed not to be material (or would be deemed not material if such related person was a director) for purposes of determining director independence pursuant to standards of director independence under the NYSE’s listing standards.

42        Medical Properties Trust

Stockholder Proposals for Inclusion in Proxy Statement for 2019 Annual Meeting of Stockholders

To be considered for inclusion in our proxy statement for the 2019 annual meeting of stockholders, a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8 must be received by us no later than the close of business on December 31, 2018. Stockholder proposals must be sent to the Company c/o Secretary, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. We will not be required to include in our proxy statement any stockholder proposal that does not meet all the requirements for such inclusion established by the SEC’s proxy rules and Maryland corporate law.

Other Stockholder Proposals

Our Second Amended and Restated Bylaws provide that a stockholder who desires to propose any business at an annual meeting of stockholders, other than proposals submitted pursuant to Exchange Act Rule 14a-8, must give us written notice of such stockholder’s intent to bring such business before such meeting. Such notice is to be delivered to, or mailed postage prepaid, and received by our Secretary at Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242 not earlier than December 31, 2018, nor later than January 30, 2019, unless our 2019 annual meeting of stockholders is scheduled to take place before April 24, 2019 or after July 23, 2019. Our Second Amended and Restated Bylaws state that such stockholder’s notice must be delivered to, or mailed and received at, our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the later of 60 days prior to such annual meeting and 10 days following the issuance of a press release announcing the meeting date. The stockholder’s written notice must set forth a brief description of the business desired to be brought before the meeting and certain other information as set forth in Section 1.02 of our Second Amended and Restated Bylaws. Stockholders may obtain a copy of our Second Amended and Restated Bylaws by writing to the Company c/o Secretary at the address shown above.

Stockholder Nominations of Directors

In order for an eligible stockholder or group of stockholders to nominate a director nominee for election at our Company’s 2019 annual meeting pursuant to the proxy access provision of our Second Amended and Restated Bylaws, notice of such nomination and other required information must be received by our Secretary at Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242 not earlier than December 31, 2018, nor later than January 30, 2019, unless our 2019 annual meeting of stockholders is scheduled to take place before April 24, 2019 or after July 23, 2019. Our Second Amended and Restated Bylaws state that such notice and other required information must be received by our Company not earlier than 120 days nor later than 90 days prior to the first anniversary of the date of mailing of the notice for the prior year’s annual meeting of stockholders (with adjustments if the date of the upcoming annual meeting of stockholders is advanced or delayed by more than 30 days form the anniversary date of the prior year’s annual meeting). In addition, our Second Amended and Restated Bylaws require the eligible stockholder or group of stockholders to update and supplement such information (or provide notice stating that there are no updates or supplements) as of specified dates.

In order to be eligible to utilize these proxy access provisions, a stockholder, or group of no more than 20 stockholders, must, among other requirements:

•	Have owned shares of common stock equal to at least 3% of the aggregate of the issued and outstanding shares of common stock of the Company continuously for at least the prior three (3) years; and

•	Represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control at the Company and that such stockholder or group does not presently have such intent.

Additionally, all director nominees submitted through these provisions must be independent and meet specified additional criteria set forth in Section 2.17 of our Second Amended and Restated Bylaws. Stockholders will not be entitled to utilize this proxy access right at an annual meeting if the Company receives notice through it traditional advanced notice by-law

Proxy Statement and Notice of 2018 Annual Meeting    43

provisions described below that a stockholder intends to nominate a director at such meeting. The maximum number of director nominees that may be submitted pursuant to these provisions may not exceed 20% of the number of directors then in office. The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in our Second Amended and Restated Bylaws.

Our Second Amended and Restated Bylaws also provide that a stockholder who desires to nominate directors at a meeting of stockholders but not submit such nomination for inclusion in our proxy statement must give us written notice of such proposed nomination. For our 2019 annual meeting of stockholders, such notice is to be delivered to, or mailed postage prepaid, and received by our Secretary at Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242 not earlier than December 31, 2018, nor later than January 30, 2019, unless our 2019 annual meeting of stockholders is scheduled to take place before April 24, 2019 or after July 23, 2019. The stockholder’s written notice must include the information set forth in Section 2.03 of our Second Amended and Restated Bylaws.

By Order of the Board of Directors,

Emmett E. McLean

Executive Vice President, Chief Operating Officer

and Secretary

Birmingham, Alabama

April 30, 2018

44        Medical Properties Trust

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Reconciliation of Net Income to Funds From Operations Per Share

(Unaudited)

	For the Twelve Months Ended
	December 31, 2017	December 31, 2016
Per diluted share data:

Net income, less participating securities’ share in earnings	$0.82	$0.86

Depreciation and amortization(A)	0.37	0.37

Gain on sale of real estate	(0.02)	(0.26)

Funds from operations	$1.17	$0.97

Write-off of straight line rent and other	0.01	0.01

Transaction costs from non-real estate dispositions	-	0.02

Acquisition expenses, net of tax benefit(A)	0.08	0.18

Release of valuation allowance	-	(0.02)

Impairment charges	-	0.03

Unutilized financing fees / debt refinancing costs	0.09	0.09

Normalized funds from operations	$1.35	$1.28

Share-based compensation	0.03	0.03

Debt costs amortization	0.02	0.02

Additional rent received in advance(B)	-	-

Straight-line rent revenue and other(A)	(0.24)	(0.19)

Adjusted funds from operations	$1.16	$1.14

(A)	Includes our share of real estate depreciation, acquisition expenses, and straight-line rent revenue from unconsolidated joint ventures. These amounts are included with the activity of all of our equity interests in the “Other income (expense)” line on the consolidated statements of income.

(B)	Represents additional rent received from one tenant in advance of when we can recognize as revenue for accounting purposes. This additional rent is being recorded to revenue on a straight-line basis over the lease life.

Investors and analysts following the real estate industry utilize funds from operations, or FFO, as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or NAREIT, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the NAREIT definition, we also disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts. We believe

Proxy Statement and Notice of 2018 Annual Meeting    45

that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

We calculate adjusted funds from operations, or AFFO, by subtracting from or adding to normalized FFO (i) unbilled rent revenue, (ii) non-cash share-based compensation expense, and (iii) amortization of deferred financing costs. AFFO is an operating measurement that we use to analyze our results of operations based on the receipt, rather than the accrual, of our rental revenue and on certain other adjustments. We believe that this is an important measurement because our leases generally have significant contractual escalations of base rents and therefore result in recognition of rental income that is not collected until future periods, and costs that are deferred or are non-cash charges. Our calculation of AFFO may not be comparable to AFFO or similarly titled measures reported by other REITs. AFFO should not be considered as an alternative to net income (calculated pursuant to GAAP) as an indicator of our results of operations or to cash flow from operating activities (calculated pursuant to GAAP) as an indicator of our liquidity.

46        Medical Properties Trust

ANNUAL MEETING OF STOCKHOLDERS OF

MEDICAL PROPERTIES TRUST, INC.

May 24, 2018

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and 2017 Form 10-K

are available at www.medicalpropertiestrust.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

⬛	00033333330303040000 7	052418

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND WILL BE VOTED IN ACCORDANCE WITH THE UNDERSIGNED’S INSTRUCTIONS SET FORTH HEREIN. UNLESS DIRECTION IS GIVEN TO THE CONTRARY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES AND “FOR” EACH OF PROPOSAL 2 AND 3.		1.	To elect seven directors	FOR	AGAINST	ABSTAIN
			Edward K. Aldag, Jr.	☐	☐	☐
			G. Steven Dawson	☐	☐	☐
			R. Steven Hamner	☐	☐	☐
			Elizabeth N. Pitman	☐	☐	☐
			C. Reynolds Thompson, III	☐	☐	☐
			D. Paul Sparks, Jr.	☐	☐	☐
			Michael G. Stewart	☐	☐	☐
		2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐
		3.	Advisory approval of the Company’s executive compensation.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

With respect to any other item of business that properly comes before the annual meeting and at any adjournments or postponements thereof, the proxy holders are authorized to vote the undersigned’s shares in their discretion.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

⬛	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	⬛

0                    ⬛

PROXY

MEDICAL PROPERTIES TRUST, INC.

2018 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 24, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The 2018 Annual Meeting of Stockholders of Medical Properties Trust, Inc. (the “Annual Meeting”) will be held at City Club Birmingham, 1901 6th Avenue North, Birmingham, Alabama, on May 24, 2018, beginning at 10:30 a.m. Central Time. You can access directions to the Annual Meeting at www.medicalpropertiestrust.com. The undersigned hereby acknowledges receipt of the combined Notice of 2018 Annual Meeting of Stockholders and Proxy Statement dated April 30, 2018, accompanying this proxy and to which reference is hereby made, for further information regarding the Annual Meeting and the matters to be considered and voted on by the stockholders at the Annual Meeting.

The undersigned hereby appoints Edward K. Aldag, Jr. and R. Steven Hamner, and each of them, attorneys and agents, with full power of substitution, to vote, as the undersigned’s proxy, all the shares of common stock owned of record by the undersigned as of the record date and otherwise to act on behalf of the undersigned at the meeting and any adjournment thereof, in accordance with the instructions set forth herein and with discretionary authority with respect to any other business, not known or determined at the time of the solicitation of this proxy, that properly comes before such meeting or any adjournment thereof.

The undersigned hereby revokes any proxy heretofore given and directs said attorneys and agents to vote or act as indicated on the reverse side hereof.

(Continued and to be signed on the reverse side)

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